As filed with the Securities and Exchange Commission on December 30, 2009
Registration No. 333-162823

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-Effective Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FLAGSTAR BANCORP, INC.
(Exact name of registrants as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-3150651 (I.R.S. Employer Identification Number)
5151 Corporate Drive
Troy, Michigan 48098-2639
(248) 312-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
JOSEPH P. CAMPANELLI
Chairman of the Board, President and Chief Executive Officer
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098-2639
(248) 312-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
JEREMY T. JOHNSON, ESQ.
Kutak Rock LLP
1101 Connecticut Avenue, NW, Suite 1000
Washington, DC 20036
(202) 828-2400

Approximate date of commencement of the proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

STATEMENT PURSUANT TO RULE 429

Pursuant to the provisions of Rule 429 under the Securities Act, the prospectus contained in this registration statement also relates to the securities of up to a maximum aggregate initial offering price of $167,000,000 registered but not sold under Flagstar Bancorp, Inc.’s registration statement on Form S-3 (Registration No. 333-160195), which became effective on July 6, 2009 (the “July Registration Statement”). These securities are being carried forward in connection with this registration statement. This registration statement also constitutes a post-effective amendment to the July Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement includes a base prospectus and a prospectus supplement. The prospectus supplement supplements the base prospectus and relates to a proposed offering of the Registrant’s rights. The base prospectus filed herewith will be supplemented by the prospectus supplement included herewith or another prospectus supplement depending on the terms of the offering. Any prospectus supplement or pricing supplement will be filed pursuant to Rule 424 under the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December [  ], 2009)

704,234,180 Shares
Flagstar Bancorp, Inc.
Up to 704,234,180 Shares of Common Stock
Issuable Upon the Exercise of Subscription Rights

We are distributing, at no cost, to holders of our common stock, non-transferable subscription rights to purchase up to an aggregate of 704,234,180 shares of our common stock in this rights offering to persons who owned shares of our common stock as of 5:00 p.m., New York City time, on December 24, 2009.

You will receive 1.5023 subscription rights for each share of our common stock that you owned as of 5:00 p.m., New York City time, December 24, 2009. You will not receive any fractional rights, as the aggregate number of subscription rights you receive will be rounded up to the next largest whole number. Subscribers who exercise their rights in full may over-subscribe for additional shares, subject to certain limitations, to the extent shares are available. Each subscription right entitles you to purchase one share of common stock at a subscription price equal to $0.71 per whole share, which price is above the market price of our common stock as of the date of this prospectus supplement.

The subscription rights are exercisable beginning on the date of this prospectus supplement and continuing until 5:00 p.m., New York City time, on January 25, 2010. We may extend the period for exercising subscription rights in our sole discretion. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the subscription agent, Registrar and Transfer Company, before that deadline. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. Please see page S-28 for further instructions on submitting subscriptions. Subscriptions will, in our discretion, be accepted when received, and if so accepted will not be held in escrow by the subscription agent through the expiration of this rights offering. We reserve the right to cancel this rights offering at any time prior to the acceptance of any subscriptions.

Stockholders who do not participate in this rights offering will continue to own the same number of shares of our common stock, but will own a smaller percentage of the total shares of our common stock issued and outstanding after this rights offering to the extent that other stockholders participate in this rights offering. Subscription rights that are not exercised prior to the expiration of this rights offering will expire and have no value. There is no minimum number of shares of our common stock that we must sell in order to complete this rights offering.

The subscription rights may not be sold or transferred, except that subscription rights may be transferred to affiliates of the recipient as defined in the section entitled “Rights Offering-Non-Transferability of Subscription Rights” and by operation of law.

Shares of our common stock are currently traded on the New York Stock Exchange under the symbol “FBC,” and we will apply for the shares of our common stock issued upon the exercise of subscription rights to also be listed on the New York Stock Exchange. The last sale price of our common stock on December 24, 2009 was $0.59 per share.

This is not an underwritten offering and there will be no underwriters’ discounts or commissions. Accordingly, the gross proceeds (before expenses) to us will be $0.71 per share and, assuming all subscription rights are exercised in this rights offering, the aggregate gross proceeds (before expenses) to us will be approximately $500 million.

Investing in our securities involves risks.  You should carefully read this prospectus supplement and the accompanying base prospectus carefully before you invest. You should also carefully consider the risk factors discussed in the section entitled “Risk Factors” on page S-11 of this prospectus supplement and page 2 of the accompanying prospectus before exercising your subscription rights.

The securities being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization. The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December   , 2009.

Page

Prospectus Supplement
ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
OTHER INFORMATION	S-ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-ii
QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING	S-1
PROSPECTUS SUMMARY	S-6
THE RIGHTS OFFERING	S-8
RISK FACTORS	S-11
USE OF PROCEEDS	S-25
DESCRIPTION OF COMMON STOCK	S-25
THE RIGHTS OFFERING	S-25
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-33
PLAN OF DISTRIBUTION	S-34
LEGAL MATTERS	S-34
EXPERTS	S-35
WHERE YOU CAN FIND MORE INFORMATION	S-35
INCORPORATION OF INFORMATION FILED WITH THE SEC	S-35
EX-4.8
EX-12.1
EX-23.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6
EX-99.7

You may rely on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither the delivery of this prospectus supplement nor sale of common stock pursuant to exercise of the subscription rights means that information contained in this prospectus supplement is correct after the date of this prospectus supplement. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. In this prospectus supplement, the terms “we,” “us,” “our,” the “Company,” and “Flagstar” refer to Flagstar Bancorp, Inc. and our consolidated subsidiaries. We may also refer to our wholly-owned subsidiary, Flagstar Bank, FSB, and Flagstar Capital Markets Corporation (“FCMC”), its wholly-owned subsidiary, as the “Bank.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this supplement.

OTHER INFORMATION

Our principal executive office is located at 5151 Corporate Drive, Troy, Michigan 48098. Our telephone number is (248) 312-2000. Our website address is www.flagstar.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus, or any other document we file with or furnish to the Securities and Exchange Commission.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Examples of forward-looking statements also include statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include:

•	we may become subject to enforcement actions that could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock,

•	our business has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions generally,

•	general business, economic and political conditions may significantly affect our earnings,

•	we depend on our institutional counterparties to provide services that are critical to our business. If one of more of our institutional counterparties defaults on its obligations to us or becomes insolvent, it could have a material adverse affect on our earnings, liquidity, capital position and financial condition,

•	defaults by another larger financial institution could adversely affect financial markets generally,

•	if we cannot effectively manage the impact of the volatility of interest rates, our earnings could be adversely affected,

•	the value of our mortgage servicing rights could decline with reduction in interest rates and market liquidity,

S-ii

•	certain hedging strategies that we use to manage our investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates,

•	we use estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation,

•	changes in the fair value or ratings downgrades of our securities may reduce our stockholders’ equity, net earnings, or regulatory capital ratios,

•	our HELOC funding reimbursements have been negatively impacted by loan losses,

•	current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further increases in delinquencies and non-performing assets in our loan portfolios. Additionally, the performance of our standby and commercial letters of credit may be adversely affected as well. Consequently, our allowance for loan losses and guarantee liability may not be adequate to cover actual losses, and we may be required to materially increase our reserves,

•	current and further deterioration in the housing market, as well as the number of programs that have been introduced to address the situation by government agencies and government sponsored enterprises, may lead to increased costs to service loans which could affect our margins or impair the value of our mortgage servicing rights,

•	our secondary market reserve for losses could be insufficient,

•	our home lending profitability could be significantly reduced if we are not able to resell mortgages,

•	our commercial real estate and commercial business loan portfolios carry heightened credit risk,

•	our ability to borrow funds, maintain or increase deposits or raise capital could be limited, which could adversely affect our liquidity and earnings,

•	we may be required to raise capital at terms that are materially adverse to our stockholders,

•	our holding company is dependent on the Bank for funding of obligations and dividends,

•	future dividend payments and common stock repurchases are restricted by the terms of the Treasury’s equity investment in us,

•	our new executive team may not be able to successfully work together to meet our business objectives, which would adversely affect our business,

•	we may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future,

•	the network and computer systems on which we depend could fail or experience a security breach,

•	our business is highly regulated,

•	we are subject to certain regulatory requirements and restrictions outside of the ordinary course of business, and these restrictions could impede our ability to operate our business,

•	increases in deposit insurance premiums and special FDIC assessments will hurt our earnings,

•	our business has volatile earnings because it operates based on a multi-year cycle,

•	our loans are geographically concentrated in only a few states,

•	we are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations,

•	we are a controlled company that is exempt from certain NYSE corporate governance requirements, and

•	our controlling stockholder has significant influence over us, including control over decisions that require the approval of stockholders, whether or not such decisions are in the best interests of other stockholders.

S-iii

All of the above factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each such factor on our business.

Please also refer to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, for further information on these and other risks affecting us.

Although we believe that the assumptions underlying the forward-looking statements contained herein and in the documents incorporated by reference are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included in this document or in the documents incorporated by reference may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein and in the documents incorporated by reference, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

S-iv

QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING

The following are questions that we anticipate you may have about the rights offering. The answers are based on selected information in this prospectus supplement. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. We urge you to read the entire prospectus supplement and the accompanying prospectus.

Exercising the rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and the section entitled “Risk Factors” in the accompanying prospectus, as well as the documents listed under the section “Incorporation of Certain Information by Reference” in their entirety before you decide whether to exercise your rights.

What is this rights offering?

We are distributing, at no cost or charge to our stockholders, subscription rights (a “subscription right” or “rights”) consisting of a basic subscription privilege (a “basic subscription privilege” or “basic subscription right”) to purchase shares of our common stock and an over-subscription privilege (an “over-subscription privilege” or an “over-subscription right”) to purchase additional shares of our common stock. These rights may be exercised only by the stockholders to whom they are distributed, and may not be sold, transferred or assigned to anyone else. Holders of our common stock will receive 1.5023 basic subscription rights for each share of common stock held of record as of 5:00 p.m., New York City time, on December 24, 2009, the record date of the rights offering. The subscription rights will be evidenced by subscription rights certificates. Each basic subscription privilege will entitle you to purchase one share of our common stock at a subscription price equal to $0.71 per whole share. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription rights. We will not distribute fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number.

This rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount proportional to your existing interest in our common stock. If you exercise your basic subscription privilege in full, you will then be entitled to exercise your over-subscription privilege. This enables you to maintain, or if other stockholders of our common stock do not exercise their subscription rights, to increase your current percentage ownership interest in us.

Why are we engaging in this rights offering, and how will we use the proceeds from this rights offering?

During October 2009, we filed a shelf registration statement on Form S-3 covering up to $2 billion of shares of our common stock, preferred stock, warrants, stock purchase contracts, units and rights to purchase shares of our common stock. In light of current economic conditions generally we have decided to pursue this rights offering to raise capital which can be used to support the Bank and improve our capital position. Our board of directors also considered other alternatives available for raising equity capital, including an underwritten public offering of our common stock, and determined that the rights offering was in our best interests and those of our stockholders. Because our stock price is well below the current book value of our shares, we believe that giving our current stockholders the right to purchase our shares is the fairest and most equitable approach to raising capital. This rights offering will give you the opportunity to participate in our equity fund-raising and maintain, or if other stockholders do not exercise their subscription rights, to increase your proportional ownership interest in us. We will have broad discretion in determining how the net proceeds of this rights offering will be used. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution of amounts to the capital of, and to support, the Bank. The Bank’s capital levels at September 30, 2009 exceeded “well capitalized” regulatory capital thresholds.

How was the $0.71 per share subscription price determined?

A special committee of our board of directors made up of independent directors determined that the subscription price should be designed to provide a reasonable price for our current stockholders to exercise their subscription rights. Factors considered by the special committee in determining the subscription price included the amount of proceeds desired, the market price of our common stock historically and during the last thirty days, the volatility of the market price of our common stock, general conditions in the securities markets, our recent operating results, our financial condition, general conditions in the financial services industry, alternatives available to us for raising equity capital and the liquidity of our common stock. Ultimately, the subscription price was set equal to the volume weighted average price of the thirty trading days preceding the announcement of the rights offering. In addition, the special committee engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to advise them with respect to whether the rights offering was a reasonable means, from a financial point of view, of raising capital to address the capital and liquidity needs of us and the Bank.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our board or during the rights offering period. The subscription price is above the trading price of our common stock as of the date hereof and if the trading price remains at that level, it would be advantageous for stockholders to purchase additional shares of our common stock on the NYSE rather than pursuant to the rights offering. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Am I permitted to purchase additional shares other than what my basic subscription right entitles me to purchase?

Yes. There are over-subscription privileges available in this rights offering.

Are we requiring a minimum subscription to complete the rights offering?

Unless MP Thrift Investments L.P. (“MP Thrift”), our controlling stockholder, exercises its subscription rights for at least $300 million, no subscriptions will be accepted and the rights offering will be terminated. Otherwise, we are not requiring minimum subscriptions to complete the rights offering.

What is the over-subscription privilege?

The over-subscription privilege contained in each subscription right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of our common stock (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share on a pro rata basis, if any shares are not purchased by other holders of subscription rights under their basic subscription privileges as of the expiration date. “Pro rata” means in proportion to the number of shares of our common stock that all subscription rights holders who have fully exercised their basic subscription privileges on their common stock have requested to purchase pursuant to the over-subscription privilege. See “The Rights Offering — Over-Subscription Privilege.” Certain of our affiliates have indicated that they will not exercise their over-subscription privilege.

What if there is an insufficient number of shares to satisfy the over-subscription requests?

If there is an insufficient number of shares of our common stock available to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares pro rata based on the number of shares each subscription rights holder has subscribed for under the over-subscription privilege. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering. See “The Rights Offering — Over-Subscription Privilege.”

Who may participate in this rights offering?

Holders of record of our common stock as of 5:00 p.m., New York City time, on December 24, 2009 are entitled to participate in this rights offering.

Am I required to subscribe in this rights offering?

No. However, any stockholder who chooses not to exercise its subscription rights will experience dilution of its equity interest in the Company to the extent that other stockholders exercise their subscription rights.

How long will this rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise your subscription rights, you must do so by 5:00 p.m., New York City time, on January 25, 2010, unless we extend this rights offering. Accordingly, if a rights holder desires to exercise its subscription rights, unless the guaranteed delivery procedures are followed, the subscription agent must actually receive all required documents and payments from the rights holder before the expiration time. We may extend the expiration time for any reason.

When will subscriptions be accepted?

We may, in our discretion, accept basic subscriptions from time to time when received rather than at the expiration of the rights offering period. If we accept any basic subscriptions prior to expiration of the offering period, all basic subscriptions then received in due form will be accepted. If MP Thrift, our controlling stockholder, exercises all or at least $300 million of its subscription rights for at least $300 million, the Company intends to accept the subscription of MP Thrift and immediately close the transaction with MP Thrift. No subscription rights will be accepted unless MP Thrift exercises its subscription rights for at least $300 million. Over-subscription privileges will not be accepted until the rights offering period has terminated.

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your subscription rights certificate and delivering it, with full payment of the subscription price for the shares of our common stock for which you are subscribing for the exercise of your basic subscription privilege and, if you so choose, your over-subscription privilege, to the subscription agent at or prior to the expiration time. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.” If you are exercising your subscription rights through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the shares of our common stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are not held in my name?

If you hold your shares of our common stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to subscribe for. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank or other nominee, to notify you of this rights offering.

May the board of directors cancel this rights offering?

Yes. The board of directors may decide to cancel this rights offering prior to the acceptance of any subscriptions at any time for any reason. However, upon the acceptance of a subscription from MP Thrift for at least $300 million and the issuance of common stock pursuant thereto, the board of directors will not have the discretion to cancel this rights offering. Our board of directors will terminate and cancel the rights offering if MP Thrift does not exercise its subscription rights for at least $300 million.

If this rights offering is terminated, will my subscription payment be refunded to me?

Yes. If we terminate this rights offering, all subscription payments will be returned as soon as practicable following the termination. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate this rights offering. If we terminate this rights offering, we will not be obligated to issue shares of our common stock to rights holders who have exercised their subscription rights prior to termination.

May I transfer, sell or give away my subscription rights?

No. You may not sell, give away or otherwise transfer your subscription rights. However, your subscription rights may be transferred to your affiliates or by operation of law, for example, upon death. See “The Rights Offering — Non-Transferability of Subscription Rights.”

How many shares may I purchase?

You will receive 1.5023 subscription rights for each share of our common stock that you owned as a holder of record as of 5:00 p.m., New York City time, on December 24, 2009. We will not distribute fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number. Each whole subscription right entitles you to purchase one share at a subscription price equal to $0.71 per whole share. In addition, you may exercise your over-subscription privilege up to the number of shares for which you subscribed under your basic subscription privilege. Your over-subscription privilege is subject to proration. See “The Rights Offering — Over-Subscription Privilege”.

Are there risks associated with exercising my subscription rights?

Yes. The exercise of your subscription rights involves buying additional shares of our common stock and should be considered as carefully as you would consider the acquisition of additional shares of our common stock in the market or any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page S-11 and those referred to under “Risk Factors” in the accompanying prospectus.

After I exercise my subscription rights, may I change my mind and cancel my purchase?

No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $0.71 per share subscription price, which is currently the case. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be considered a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.71 per share.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of our issued and outstanding common stock that you own will diminish, and your voting and other rights will be diluted. Your subscription rights will expire and have no value if they are not exercised by the expiration time.

Will I be charged any fees if I exercise my subscription rights?

We will not charge a fee to holders for exercising their subscription rights. However, any holder exercising its subscription rights through a broker, dealer, bank or other nominee will be responsible for any fees charged by its broker, dealer, bank or other nominee.

Will the subscription rights be listed on a stock exchange or trading market?

No. The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NYSE or any other stock exchange or trading market or on the OTC Bulletin Board. Our common stock trades on the NYSE under the symbol “FBC,” and the shares of common stock to be issued in connection with the rights offering will also be listed on the NYSE under the same symbol.

If I exercise my subscription rights, when will I receive the shares for which I have subscribed?

We will issue the shares of our common stock for which subscriptions have been properly received as soon as practicable after this rights offering expires or, in our discretion, after acceptance, from time to time, of subscriptions relating to basic subscription privileges. We currently intend to accept the subscription of MP Thrift for at least $300 million upon receipt, and will issue the shares of common stock to MP Thrift immediately thereafter.

How many shares of common stock are currently issued and outstanding, and how many shares will be issued and outstanding after this rights offering?

As of December 24, 2009, we had a total of 468,770,671 shares of our common stock issued and outstanding. This number excludes shares of our common stock issuable pursuant to outstanding stock options, shares of our common stock that may be issued pursuant to our equity compensation and incentive plans and shares of our common stock that may be issued upon the exercise of our outstanding warrants. The number of shares of our common stock that will be issued and outstanding after this rights offering will depend on the number of shares of our common stock that are purchased in this rights offering. If we sell all of the shares of our common stock being offered, then we will issue 704,234,180 shares of our common stock. In that case, there will be approximately 1,173,004,851 shares of our common stock issued and outstanding after this rights offering, which would represent an increase of approximately 150% in the number of issued and outstanding shares of our common stock. However, we do not expect that all of the subscription rights will be exercised. In this regard, we have been advised that MP Thrift expects to exercise not less than 75% of its subscription rights. However, MP Thrift has advised us that it reserves the right, in its sole discretion, not to make such an investment. In exercising that discretion, MP Thrift has indicated that it will consider, at the time of its investment decision, factors it deems relevant, including the satisfactory resolution of any material regulatory constraints on management’s ability to implement and execute its current business plan.

How much money will the Company receive from this rights offering?

If we sell all of the shares of common stock being offered, we will receive gross proceeds (before expenses) of approximately $500 million. We are offering shares of our common stock in this rights offering with no minimum purchase requirement other than with respect to MP Thrift’s purchase of at least $300 million. As a result, there is no assurance we will sell all or any of the shares of our common stock being offered.

What are the United States federal income tax consequences to me of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Material U.S. Federal Income Tax Considerations — Taxation of Stockholders.”

Has the board of directors made a recommendation as to whether I should exercise my subscription rights?

No. Our board of directors has not made any recommendation as to whether you should exercise your subscription rights. You should decide whether to subscribe for shares of our common stock or simply take no action with respect to your subscription rights based upon your own assessment of your best interests.

What if I have other questions?

If you have other questions about the exercise of your rights pursuant to this rights offering, please contact our subscription agent, Registrar and Transfer Company, by telephone at (800) 368-5948.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before making an investment decision. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters discussed in “Risk Factors” in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, as such risk factors may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission, or “SEC,” and the financial data and related notes and the reports incorporated by reference in this prospectus supplement and the accompanying prospectus.

Flagstar Bancorp, Inc.

We are a Michigan-based savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, Flagstar Bank, FSB (the “Bank”), a federally chartered stock savings bank. At September 30, 2009, our total assets were $14.8 billion, making us one of the largest publicly-held savings banks headquartered in the Midwest and one of the 15 largest savings banks in the United States. Our principal executive offices are located at 5151 Corporate Drive, Troy, Michigan 48098, and our telephone number is (248) 312-2000. We are a controlled company because MP Thrift Investments L.P. (“MP Thrift”) owns approximately 80% of our voting stock. Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FBC.” Our website is www.flagstar.com, but the website is not incorporated by reference into or otherwise a part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

The Bank is a member of the Federal Home Loan Bank of Indianapolis (“FHLB”) and is subject to regulation, examination and supervision by the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund (“DIF”).

Our business is currently comprised of two operating segments — banking and home lending. Our banking operation offers a line of consumer and commercial financial products and services to consumers and to small and middle market businesses through a network of banking centers (i.e., our bank branches) in Michigan, Indiana, and Georgia. Our home lending operation originates, acquires, sells and services mortgage loans on one-to-four family residences in the United States. Each operating segment supports and complements the operation of the other, with funding for the home lending operation primarily provided by deposits and borrowings obtained through the banking operation. At September 30, 2009, we operated 176 banking centers (of which 40 are located in retail stores such as Wal-Mart) located in Michigan, Indiana and Georgia. We also operated 42 home loan centers located in 18 states.

Our earnings include net interest income from our retail banking activities and non-interest income from sales of residential mortgage loans to the secondary market, the servicing of loans for others, the sale of servicing rights related to mortgage loans serviced and fee-based services provided to our customers. Approximately 99% of our total loan production during 2008 and the first three quarters of 2009 represented mortgage loans and home equity lines of credit that were collateralized by first or second mortgages on single-family residences.

Regulatory Developments

We and the Bank are subject to regulatory requirements and restrictions in the ordinary course of business. While we are not currently subject to a formal agreement with the regulators, additional regulatory restrictions currently apply to us. The additional regulatory restrictions include prohibiting:

•	asset growth in an amount that exceeds new interest credited on deposit liabilities during the applicable quarter without the prior written approval of the Office of Thrift Supervision (the “OTS”);

•	the acceptance, renewal or roll over of any brokered deposits without the prior non-objection of the OTS;

•	the declaration or payment of dividends or capital distributions, including the repurchase or redemption of capital stock, without the prior written approval of the OTS;

•	the appointment, or change in responsibilities, of any director or senior executive officer without the prior notification of the OTS;

•	indemnification and severance payments without complying with regulatory requirements regarding such payments;

•	the entrance into, or renewal, extension or revision of any contractual arrangement related to compensation or benefits with any directors or senior executive officer without providing prior written notice to the OTS;

•	the entrance into and arrangement or contract with a third party provider that is significant to our overall operations or financial condition or outside of normal course of business without the non-objection of the OTS; and

•	the entrance into transactions with affiliates without complying with regulatory requirements.

At this time, the only restriction that we believe could have a material effect on us is the restriction on brokered deposits. As of the date that the regulatory restrictions were imposed, the Bank had $2.4 billion of brokered deposits, of which $372.2 million are CDARS deposits, 88.7% of which are scheduled to mature in 2010. The maturities of the brokered deposits, in the aggregate, are as follows: $668.4 million with a scheduled maturity on or before June 30, 2010, $796.2 million with a scheduled maturity between July 1, 2010 and December 31, 2010, $537 million with a scheduled maturity in 2011, and $387.3 million with a scheduled maturity in 2012 or later. We have requested a waiver of the brokered deposit restriction as it relates to the acceptance of CDARS deposits, and we intend to seek a broader approval, waiver or modification of the brokered deposit restriction, as well as any other restriction that we believe may have an adverse affect on our operations and the operations of the Bank in the future. If our requests are not granted, we intend to utilize other funding sources, including non-CDARS retail deposits and FHLB advances to replace maturing brokered deposits, while at the same time continuing our efforts to reduce our assets through sales. There can be no assurance that any or all of our requests to approve, waive or modify the regulatory restrictions will be granted, or that our efforts to utilize other funding sources or to sell assets will be successful.

We intend to request approval, waiver or modification of any of these restrictions that could have an adverse effect on our operations and the operations of the Bank. In addition, our board of directors formed a special committee comprised of independent directors to explore whether a capital offering was appropriate and achievable in a timely manner to address concerns of the regulators. MP Thrift has indicated its current intention to purchase at least $300 million (and up to its pro rata share, in its discretion) of common stock to be offered in the rights offering. However, MP Thrift reserves the right, in its sole discretion, not to make such an investment. In exercising that discretion, MP Thrift has indicated that it will consider, at the time of its investment decision, factors it deems relevant, including the satisfactory resolution of any material regulatory constraints on management’s ability to implement and execute its current business plan.

We anticipate that the regulators will impose further requirements and restrictions on us, which, depending on the success of the capital offering, could impede our ability to execute on our business plan. We expect that such further requirements and restrictions, when imposed, will come in the form of a formal agreement. In addition to the regulatory restrictions discussed above, we believe that any formal agreement may require us to increase our capital to specific minimum capital ratios and to reduce the level of classified assets. Notwithstanding the fact that we have not entered into a formal agreement, we are currently in the process of complying with the regulatory requirements and restrictions that we are currently under, including the restriction on brokered deposits, and we are operating in a manner that enhances and preserves our capital ratios. Notwithstanding these actions that we are now taking, failure to comply with any such restriction, or any formal agreement that is entered into, could result in the initiation of further action by the OTS.

THE RIGHTS OFFERING

For a more complete description of the terms of the rights offering being made by this prospectus supplement and the accompanying prospectus, see “The Rights Offering” in this prospectus supplement and “Description of Securities We May Offer — Description of Rights” and “— Description of Common Stock” in the accompanying prospectus.

Securities Offered	We are distributing at no cost or charge to you 1.5023 subscription rights for each share of common stock that you owned as of 5:00 p.m., New York City time, on the record date, December 24, 2009, either as a holder of record or, in the case of shares held of record by brokers, custodian banks or other nominees on your behalf, as beneficial owner of the shares. These rights may be exercised only by you, and cannot be sold, transferred or assigned to anyone else.

We will not distribute fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number.

Basic Subscription Privilege	For each subscription right that you own, you will have a basic subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your basic subscription rights, or you may choose not to exercise any of your basic subscription rights.

Over-Subscription Privilege	If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares (up to the number of shares for which you subscribed under your basic subscription privilege) at the same subscription price per share. If an insufficient number of shares are available to satisfy fully the over-subscription privilege requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares each rights holder subscribed for under the over-subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering. Certain of our affiliates have indicated that they will not exercise their over-subscription privilege.

Subscription Price	The subscription price per share of common stock shall be equal to $0.71, which price is above the market price of our common stock as of the date of this prospectus supplement. Your exercise of subscription rights will not be considered effective until your payment has cleared. In the case of immediately available funds, such as a wire transfer, funds will be deemed to clear upon receipt, but in the case of a check, up to five business days may be required and the check must clear prior to the expiration of the rights offering period.

Minimum Subscriptions	Unless MP Thrift exercises its subscription rights for at least $300 million, no subscriptions will be accepted and the rights offering will be terminated.

Record Date	December 24, 2009

Expiration Date	The subscription rights will expire at 5:00 p.m., New York City time, on January 25, 2010, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion.

Procedure for Exercising Subscription Rights	The subscription rights may be exercised at any time during the subscription period, which commences on the date of this prospectus supplement. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price, to the subscription agent, Registrar and Transfer Company, before 5:00 p.m., New York City time, on January 25, 2010, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described below under the heading entitled “The Rights Offering — Guaranteed Delivery Procedures.”

Net Proceeds of Offering	The net proceeds to us will depend on the number of subscription rights that are exercised. If we issue all 704,234,180 shares available for the exercise of subscription rights in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $499.3 million. We estimate that the expenses of the combined rights and supplemental offerings will be approximately $665,000. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution to the capital of, and to support, the Bank as needed. See “Use of Proceeds” herein.

Non-Transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the NYSE or any other stock exchange or trading market or on the OTC Bulletin Board.

No Revocation of Exercise by Stockholders	All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described in the section below entitled “The Rights Offering — Cancellation and Amendment of Rights Offering.”

Amendment; Cancellation	We may amend the terms of the rights offering or extend the rights offering period. While we also reserve the right to cancel the rights offering at any time prior to the expiration date for any reason, we may not cancel this rights offering after shares of our common stock are issued pursuant to the rights offering to MP Thrift, which is expected to occur prior to the expiration date. If MP Thrift does not exercise its subscription rights for at least $300 million, the rights offering will be terminated. If the rights offering is cancelled, all subscription payments received by the subscription agent or by us will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation	Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section below entitled “Risk Factors.”

Issuance of Common Stock	If you purchase shares of common stock through the rights offering, we will issue those shares to you as soon as practicable after the completion of the rights offering or, if we accept subscriptions relating to basic subscription privileges sooner, as soon as practicable after any such acceptance.

Listing of Common Stock	The subscription rights will not be listed on the NYSE or any other stock exchange or trading market or on the OTC Bulletin Board. Our common stock trades on the NYSE under the symbol “FBC,” and the shares to be issued in connection with the rights offering will also be listed on the NYSE under the same symbol.

Certain Material U.S. Federal Income Tax Considerations	The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws. However, you should seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Considerations” herein.

Subscription Agent	Registrar and Transfer Company

Shares of Common Stock Outstanding Before the Rights Offering	As of December 24, 2009, 468,770,671 shares of our common stock were outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering	We will issue up to 704,234,180 shares of common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming no options or warrants are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering period, and based on the number of shares of common stock outstanding as of December 1, 2009, if we issue all 704,234,180 shares of common stock available for the exercise of subscription rights in the rights offering, we would have 1,173,004,851 shares of common stock outstanding following the completion of the rights offering.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and page 2 of the accompanying prospectus, together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission and any updates of those Risk Factors contained in our quarterly reports on Form 10-Q, before making a decision to invest in our common stock.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

RISK FACTORS

Investing in the offered securities described in this prospectus supplement involves risks, many of which are beyond our control. You should carefully consider the risks discussed herein and in other documents incorporated by reference into this prospectus supplement, including without limitation any updated risk factors included in our subsequently filed quarterly reports on Form 10-Q and subsequently filed annual reports on Form 10-K, and any amendments to those documents. In addition, you should carefully consider all of the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and related notes, in evaluating an investment in our securities. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Risks Related to Our Company

We may become subject to enforcement actions that could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock.

In light of the current challenging operating environment, along with our elevated level of non-performing assets, delinquencies, and adversely classified assets, we are subject to increased regulatory scrutiny and additional regulatory restrictions. Even though the Bank exceeds “well-capitalized” regulatory capital thresholds, the regulatory agencies have the authority to restrict our operations to those consistent with adequately capitalized institutions. For example, the regulatory agencies have placed limitations on our use of brokered deposits. The regulatory agencies also have the power to limit the rates paid by the Bank to attract retail deposits in its local markets. We also may be required to reduce our levels of non-performing assets within specified time frames. These time frames might not necessarily result in maximizing the price that might otherwise be received for the underlying properties. In addition, if such restrictions were also imposed upon other institutions that operate in the Bank’s markets, multiple institutions disposing of properties at the same time could further diminish the potential proceeds received from the sale of these properties. If any of these or other additional restrictions are placed on us, it would limit the resources currently available to us as a well-capitalized institution.

In addition, under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, the OTS, and separately the FDIC as insurer of the Bank’s deposits, have authority to compel or restrict certain actions if the Bank’s capital should fall below adequate capital standards as a result of operating losses, or if its regulators otherwise determine that it has insufficient capital. Among other matters, the corrective actions may include, but are not limited to, requiring us or the Bank to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors and assessing civil mandatory penalties; and taking possession of and closing and liquidating the Bank.

We are currently subject to regulatory restrictions that are outside of the ordinary course of business. See Prospectus Summary — Regulatory Developments. We anticipate that the OTS will impose further requirements and restrictions on us which could impede our ability to execute on our business plan. We expect that such further requirements and restrictions, when imposed, will come in the form of a formal agreement or order. While the form and terms of such agreement or order are not yet ascertained, we expect that any such agreement or order will, among other things, memorialize the operational limitations already in place and discussed in “Prospectus Summary — Regulatory Developments” above. Also, we expect that any such agreement or order may require us to increase our capital to specific minimum capital ratios and to reduce the level of classified assets, as well as other requirements discussed in “Prospectus Summary — Regulatory Developments” above.

If we were unable to resolve issues raised by the regulators in a timely manner, we could become subject to additional supervisory action. If our banking supervisors were to take such additional enforcement action. The terms of any such enforcement action could have a material negative effect on our business, operations, financial condition, results of operations or the value of our common stock.

Our business has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions generally.

The financial services industry has recently been materially and adversely affected by significant declines in the values of nearly all asset classes and by a significant and prolonged decline in liquidity. This was initially triggered by declines in the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes. The global markets have been characterized by substantially increased volatility and short-selling and an overall loss of investor confidence, particularly in financial institutions like ours. The decline in asset values has caused increases in margin calls for investors, requirements that derivatives counterparties post additional collateral and redemptions by mutual and hedge fund investors, all of which have increased the downward pressure on asset values and outflows of client funds across the financial services industry.

Market conditions have also led to the failure or merger of a number of the largest financial institutions in the U.S. and global marketplaces. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under bilateral derivatives and other contracts entered into with such entities as counterparties. Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in central bank borrowing rates and other government actions. Banks and other lenders have suffered significant losses and often have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral.

In 2008, governments, regulators and central banks in the United States and worldwide took numerous steps to increase liquidity and to restore investor confidence but asset values have continued to decline and access to liquidity, remained very limited.

Overall, during fiscal 2008 and for the foreseeable future, the business environment has been extremely adverse for our business and there can be no assurance that these conditions will improve in the near term. Until they do, we expect our results of operations to be adversely affected.

General business, economic and political conditions may significantly affect our earnings.

Our business and earnings are sensitive to general business and economic conditions in the United States. These conditions include short-term and long-term interest rates, inflation, recession, unemployment, real estate values, fluctuations in both debt and equity capital markets, the value of the U.S. dollar as compared to foreign currencies, and the strength of the U.S. economy, as well as the local economies in which we conduct business. If any of these conditions worsen, our business and earnings could be adversely affected. For example, business and economic conditions that negatively impact household incomes could decrease the demand for our home loans and increase the number of customers who become delinquent or default on their loans; or, a rising interest rate environment could decrease the demand for loans.

In addition, our business and earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States, and the perception of those policies by the financial markets. The Federal Reserve’s policies influence both the financial markets and the size and liquidity of the mortgage origination market, which significantly impacts the earnings of our mortgage lending operation and the value of our investment in MSRs and other retained interests. The Federal Reserve’s policies and perceptions of those policies also influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies or perceptions are beyond our control and difficult to predict and could have a material adverse effect on our business, results of operations and financial condition.

We depend on our institutional counterparties to provide services that are critical to our business. If one or more of our institutional counterparties defaults on its obligations to us or becomes insolvent, it could have a material adverse affect on our earnings, liquidity, capital position and financial condition.

We face the risk that one or more of our institutional counterparties may fail to fulfill their contractual obligations to us. Our primary exposures to institutional counterparty risk are with third-party providers of credit enhancement on the mortgage assets that we hold in our investment portfolio, including mortgage insurers and financial guarantors, issuers of securities held on our consolidated statement of financial condition, and derivatives counterparties. Counterparty risk can also adversely affect our ability to sell mortgage servicing rights in the future.

The challenging mortgage and credit market conditions have adversely affected, and will likely continue to adversely affect, the liquidity and financial condition of a number of our institutional counterparties, particularly those whose businesses are concentrated in the mortgage industry. One or more of these institutions may default in its obligations to us for a number of reasons, such as changes in financial condition that affect their credit ratings, a reduction in liquidity, operational failures or insolvency. Several of our institutional counterparties have experienced ratings downgrades and liquidity constraints. These and other key institutional counterparties may become subject to serious liquidity problems that, either temporarily or permanently, negatively affect the viability of their business plans or reduce their access to funding sources. The financial difficulties that a number of our institutional counterparties are currently experiencing may negatively affect the ability of these counterparties to meet their obligations to us and the amount or quality of the products or services they provide to us. A default by a counterparty with significant obligations to us could result in significant financial losses to us and could have a material adverse affect our ability to conduct our operations, which would adversely affect our earnings, liquidity, capital position and financial condition. In addition, a default by a counterparty may require us to obtain a substitute counterparty which may not exist in this economic climate and which may, as a result, cause us to default on our related financial obligations.

Defaults by another larger financial institution could adversely affect financial markets generally.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit or other relationships between and among institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as banks with which we interact on a daily basis, and therefore could adversely affect us.

If we cannot effectively manage the impact of the volatility of interest rates, our earnings could be adversely affected.

Our main objective in managing interest rate risk is to maximize the benefit and minimize the adverse effect of changes in interest rates on our earnings over an extended period of time. In managing these risks, we look at, among other things, yield curves and hedging strategies. As such, our interest rate risk management strategies may result in significant earnings volatility in the short term because the market value of our assets and related hedges may be significantly impacted either positively or negatively by unanticipated variations in interest rates.

Our profitability depends in substantial part on our net interest margin, which is the difference between the rates we receive on loans made to others and investments and the rates we pay for deposits and other sources of funds. Our profitability also depends in substantial part on the volume of loan originations and the related fees received in our mortgage banking operations. Our net interest margin and our volume of mortgage originations will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Also, our volume of mortgage originations will also depend on the mortgage qualification standards imposed by Fannie Mae, Freddie Mac and GNMA such that if their standards are tightened, our origination volume could be reduced. Historically, net interest margin and the mortgage origination volumes for the Bank and for other financial institutions have widened and narrowed in response to these and other factors. Our goal has been to structure our asset and liability management strategies to maximize the benefit of changes in market interest rates on our net interest margin and revenues related to mortgage origination volume. However, we can not give any assurance that a sudden or significant change in prevailing interest rates will not have a material adverse effect on our operating results.

There exists a natural counterbalance of our loan production and servicing operations. Increasing long-term interest rates may decrease our mortgage loan originations and sales. Generally, the volume of mortgage loan originations is inversely related to the level of long-term interest rates. During periods of low long-term interest rates, a significant number of our customers may elect to refinance their mortgages (i.e., pay off their existing higher rate mortgage loans with new mortgage loans obtained at lower interest rates). Our profitability levels and those of others in the mortgage banking industry have generally been strongest during periods of low and/or declining interest rates, as we have historically been able to sell the resulting increased volume of loans into the secondary market at a gain. We have also benefited from periods of wide spreads between short and long term interest rates. If interest rates rise after we fix a price for a loan or commitment but before we close and sell such loan, the value of the loan will decrease and the amount we receive from selling the loan may be less than its cost to originate.

When interest rates fluctuate, repricing risks arise from the timing difference in the maturity and/or repricing of assets, liabilities and off-balance sheet positions. While such repricing mismatches are fundamental to our business, they can expose us to fluctuations in income and economic value as interest rates vary. Our interest rate risk management strategies do not completely eliminate repricing risk. A significant amount of our deposit liabilities are certificates of deposits, and these account holders may be more sensitive to the interest rate paid on their account than other depositors. There is no guarantee that in a changing rate environment we will be able to retain all of these depositors’ accounts. We also call on local municipal agencies as another source for deposit funding. While a valuable source of liquidity, we believe that municipal deposits are usually extremely rate sensitive and, therefore, prone to withdrawal if higher interest rates are offered elsewhere. Because of the interest rate sensitivity of these depositors, there is no guarantee that in a changing rate environment we will be able to retain all funds in these accounts.

Changes in interest rates may cause a mismatch in our mortgage origination flow of loans, or “pipeline” and adversely affect our profitability. In our mortgage banking operation we are exposed to interest rate risk from the time we commit to an interest rate on a mortgage loan application through the time we sell or commit to sell the mortgage loan. On a daily basis, we analyze various economic and market factors to estimate the percentage of mortgage loans we expect to sell for delivery at a future date. The amount of loans that we commit to sell is based in part on our expectation of the pull-through percentage, which is the ratio of mortgage loans closed divided by the number of mortgage loans on which we have issued binding commitments (and thereby locked in the interest rate) but have not yet closed (“pipeline loans”). If interest rates change in an unanticipated fashion, the actual percentage of pipeline loans that close may differ from the projected percentage. A mismatch of commitments to fund mortgage loans and commitments to sell mortgage loans may have an adverse effect on the results of operations in any such period. For instance, we may not have made commitments to sell these additional pipeline loans and therefore may incur significant losses upon their sale if the market rate of interest is higher than the mortgage interest rate to which we committed on such additional pipeline loans. Alternatively, we may have made commitments to sell more loans than actually closed or at prices that are no longer profitable to us. Our profitability may be adversely affected to the extent our economic hedging strategy for pipeline loans is not effective.

The value of our mortgage servicing rights could decline with reduction in interest rates and market liquidity.

The market value of our mortgage loan servicing portfolio may be adversely affected by declines in interest rates which will adversely affect our earnings. When mortgage rates rise we would generally expect payoffs in our servicing portfolio to decline, which generally should result in increases to the fair value of our MSRs. When mortgage interest rates decline, mortgage loan prepayments tend to increase as customers refinance their loans. When this happens, the income stream from our current mortgage loan servicing portfolio may decline, which in turn reduces the fair value of our MSR asset.

In addition, the value of our mortgage loan servicing portfolio may also be adversely affected by the liquidity squeeze currently being experienced by institutional or other buyers which have customarily been the market for the sale of such assets.

Certain hedging strategies that we use to manage our investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates.

We invest in MSRs to support our mortgage banking strategies and to deploy capital at acceptable returns. The value of these assets and the income they provide tend to be counter-cyclical to the changes in production volumes and gain on sale of loans that result from changes in interest rates. We also enter into derivatives to hedge our MSRs to offset changes in fair value resulting from the actual or anticipated changes in prepayments and changing interest rate environments. The primary risk associated with MSRs is that they will lose a substantial portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. Our hedging strategies are highly susceptible to prepayment risk, basis risk, market volatility and changes in the shape of the yield curve, among other factors. In addition, our hedging strategies rely on assumptions and projections regarding our assets and general market factors. If these assumptions and projections prove to be incorrect or our hedging strategies do not adequately mitigate the impact of changes in interest rates or prepayment speeds, we may incur losses that would adversely impact our earnings.

We use estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation.

A portion of our assets are carried on our consolidated statement of financial condition at fair value, including our MSRs, certain mortgage loans held for sale, trading assets, available-for-sale securities, derivatives and repossessed assets. Generally, for assets that are reported at fair value, we use quoted market prices or internal valuation models that utilize observable market data inputs to estimate their fair value. In certain cases, observable market prices and data may not be readily available or their availability may be diminished due to market conditions. We use financial models to value certain of these assets. These models are complex and use asset specific collateral data and market inputs for interest rates. We cannot assure you that the models or the underlying assumptions will prove to be predictive and remain so over time, and therefore, actual results may differ from our models. Any assumptions we use are complex as we must make judgments about the effect of matters that are inherently uncertain and actual experience may differ from our assumptions. Different assumptions could result in significant declines in valuation, which in turn could result in significant declines in the dollar amount of assets we report on our consolidated statement of financial condition.

Changes in the fair value or ratings downgrades of our securities may reduce our stockholders’ equity, net earnings, or regulatory capital ratios.

At September 30, 2009, $1.1 billion of our securities were classified as available-for-sale. The estimated fair value of our available-for-sale securities portfolio may increase or decrease depending on market conditions. Our securities portfolio is comprised primarily of fixed rate securities. We increase or decrease stockholders’ equity by the amount of the change in the unrealized gain or loss (difference between the estimated fair value and the amortized cost) of our available-for-sale securities portfolio, net of the related tax benefit, under the category of accumulated other comprehensive income/loss. Therefore, a decline in the estimated fair value of this portfolio will result in a decline in reported stockholders’ equity, as well as book value per common share and tangible book value per common share. This decrease will occur even though the securities are not sold. In the case of debt securities, if these securities are never sold, the decrease may be recovered over the life of the securities.

We conduct a periodic review and evaluation of the securities portfolio to determine if the decline in the fair value of any security below its cost basis is other-than-temporary. Factors which we consider in our analysis include, but are not limited to, the severity and duration of the decline in fair value of the security, the financial condition and near-term prospects of the issuer, whether the decline appears to be related to issuer conditions or general market or industry conditions, our intent and ability to retain the security for a period of time sufficient to allow for any anticipated recovery in fair value and the likelihood of any near-term fair value recovery. We generally view changes in fair value caused by changes in interest rates as temporary, which is consistent with our experience. If we deem such decline to be other-than-temporary related to credit losses, the security is written down to a new cost basis and the resulting loss is charged to earnings as a component of non-interest income.

We have, in the past, recorded other than temporary impairment (“OTTI”) charges. We continue to monitor the fair value of our securities portfolio as part of our ongoing OTTI evaluation process. No assurance can be given that we will not need to recognize OTTI charges related to securities in the future.

The capital that we are required to hold for regulatory purposes is impacted by, among other things, the securities ratings. Therefore, ratings downgrades on our securities may have a material adverse effect on our regulatory capital.

Our HELOC funding reimbursements have been negatively impacted by loan losses.

Two of our securitizations involving home equity lines of credit (“HELOCs”) have experienced more losses than originally expected. As a result, the note insurer relating thereto determined that the status of such securitizations should be changed to “rapid amortization.” Accordingly, we are no longer being reimbursed by the issuers of those securitizations for draws that we are required to make under the HELOC loan documentation until after the issuer expenses and noteholders are paid in full (of which an aggregate $23.9 million is outstanding as of September 30, 2009) and the note insurer is reimbursed for any amounts owed. Consequently, this status change may result in us not receiving reimbursement for all funds that we have advanced to date and or that we may be required to advance in the future. As of September 30, 2009, we had advanced a total of $75.4 million of funds under these arrangements. Our potential future funding obligations are dependent upon a number of factors specified in out HELOC loan agreements, which amount as of September 30, 2009 is $53.1 million after excluding unfunded commitment amounts that have been frozen or suspended by us pursuant to the terms of such loan agreements.

Current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further increases in delinquencies and non-performing assets in our loan portfolios. Additionally, the performance of our standby and commercial letters of credit may be adversely affected as well. Consequently, our allowance for loan losses and guarantee liability may not be adequate to cover actual losses, and we may be required to materially increase our reserves.

Approximately 61.0% of our loans held for investment portfolio as of September 30, 2009, was comprised of loans collateralized by real estate in which we were in the first lien position. A significant source of risk arises from the possibility that we could sustain losses because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence or control.

As with most lending institutions, we maintain an allowance for loan losses to provide for probable and inherent losses in our loans held for our investment portfolio. Our allowance for loan losses may not be adequate to cover actual credit losses, and future provisions for credit losses could adversely affect our business, financial condition, results of operations, cash flows and prospects. The allowance for loan losses reflects our estimate of the probable losses in our portfolio of loans at the relevant statement of financial condition date. Our allowance for loan losses is based on prior experience as well as an evaluation of the risks in the current portfolio, composition and growth of the portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates.

Recently, the housing and the residential mortgage markets have experienced a variety of difficulties and changed economic conditions. If market conditions continue to deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the market value of our loan portfolio, the loss severities of loans in default, and the net realizable value of real estate owned.

We also issue, from time to time, standby and commercial letters of credit for which we guarantee the performance of a customer to a third party. Because the credit risk associated with these instruments is essentially the same as extending loans to customers, the continuing decline in the housing and residential mortgage market and the economy in general could adversely affect our customers which may require us to increase our guarantee liability. Such increase would have an adverse impact on our financial results.

Current and further deterioration in the housing market, as well as the number of programs that have been introduced to address the situation by government agencies and government sponsored enterprises, may lead to increased costs to service loans which could affect our margins or impair the value of our mortgage servicing rights.

The housing and the residential mortgage markets have experienced a variety of difficulties and changed economic conditions. In response, federal and state government, as well as the government sponsored enterprises, have developed a number of programs and instituted a number of requirements on servicers in an effort to limit foreclosures and, in the case of the government sponsored enterprises, to minimize losses on loans that they guarantee or own. These additional programs and requirements may increase operating expenses or otherwise change the costs associated with servicing loans for others, which may result in lower margins or an impairment in the expected value of our mortgage servicing rights.

Our secondary market reserve for losses could be insufficient.

We currently maintain a secondary market reserve, which is a liability on our consolidated statement of financial condition, to reflect our best estimate of expected losses that we have incurred on loans that we have sold or securitized into the secondary market and must subsequently repurchase or with respect to which we must indemnify the purchasers because of violations of customary representations and warranties. Increases to this reserve for current loan sales reduce our net gain on loan sales, with adjustments to our previous estimates recorded as an increase or decrease to our other fees and charges. The level of the reserve reflects management’s continuing evaluation of loss experience on repurchased loans, indemnifications, and present economic conditions, among other things. The determination of the appropriate level of the secondary market reserve inherently involves a high degree of subjectivity and requires us to make significant estimates of repurchase risks and expected losses. Both the assumptions and estimates used could change materially, resulting in a level of reserve that is less than actual losses. Further, our bank regulators periodically review our secondary market reserve and may, in their sole discretion and based on their own judgment, which may differ from that of management, require us to increase the amount of the reserve through additional provisions. Such increases, if required, will have an adverse effect on our consolidated statements of financial condition and results of operations.

Our home lending profitability could be significantly reduced if we are not able to resell mortgages.

Currently, we sell a substantial portion of the mortgage loans we originate. The profitability of our mortgage banking operations depends in large part upon our ability to aggregate a high volume of loans and to sell them in the secondary market at a gain. Thus, we are dependent upon (1) the existence of an active secondary market and (2) our ability to profitably sell loans or securities into that market.

Our ability to sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by Fannie Mae, Freddie Mac, Ginnie Mae and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Some of the largest participants in the secondary market, including Fannie Mae, Freddie Mac and Ginnie Mae, are government-sponsored enterprises whose activities are governed by federal law. Any future changes in laws that significantly affect the activity of such government-sponsored enterprises could, in turn, adversely affect our operations. In September 2008, Fannie Mae and Freddie Mac were placed into conservatorship by the U.S. government. It is currently unclear whether such change will significantly and adversely affect our operations.

In addition, our ability to sell mortgage loans readily is dependent upon our ability to remain eligible for the programs offered by Fannie Mae, Freddie Mac, Ginnie Mae and other institutional and non-institutional investors. Our ability to remain eligible may also depend on our ability to repurchase certain delinquent mortgage loans sold to Ginnie Mae in order to meet their program criteria. Such repurchases increase our capital requirements which may not be available or which may be limited. Any significant impairment of our eligibility could materially and adversely affect our operations. Further, the criteria for loans to be accepted under such programs may be changed from time-to-time by the sponsoring entity which could result in a lower volume of corresponding loan originations. The profitability of participating in specific programs may vary depending on a number of factors, including our administrative costs of originating and purchasing qualifying loans and our costs of meeting such criteria.

Our commercial real estate and commercial business loan portfolios carry heightened credit risk.

In prior years, we have emphasized the origination of commercial real estate and commercial business loans. During 2008, we substantially curtailed our commercial lending operations. At September 30, 2009, our balance of commercial loans was $1.7 billion, which was 22.1% of loans held for investment and 11.3% of total assets. Loans collateralized by commercial real estate are generally thought to have a greater degree of credit risk than single-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties, and the greater difficulty of evaluating and monitoring these types of loans.

Furthermore, the repayment of loans collateralized by commercial real estate is typically dependent upon the successful operation of the related real estate property. If the cash flow from, or the economic value of, the project is reduced, the borrower’s ability to repay the loan may be impaired. Other commercial business loans generally have a greater credit risk than residential mortgage loans as well. Conversely, residential mortgage loans are generally made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and are secured by real property whose value tends to be more easily ascertainable. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business or project itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Our ability to borrow funds, maintain or increase deposits or raise capital could be limited, which could adversely affect our liquidity and earnings.

Our access to external sources of financing, including deposits, as well as the cost of that financing, is dependent on various factors. Many of these factors depend upon market perceptions of events that are beyond our control, such as the failure of other banks or financial institutions. Other factors are dependent upon our results of operations including, but not limited to material changes in operating margins; earnings trends and volatility; funding and liquidity management practices; financial leverage on an absolute basis or relative to peers; the composition of the consolidated statement of financial condition and/or capital structure; geographic and business diversification; and our market share and competitive position in the business segments in which we operate. The material deterioration in any one or a combination of these factors could result in a downgrade of our credit or servicer ratings or a decline in our perception within the marketplace and could result in a limited ability to borrow funds, maintain or increase deposits (including custodial deposits for our agency servicing portfolio) or to raise capital.

Our ability to make mortgage loans and to fund our investments and operations depends largely on our ability to secure funds on terms acceptable to us. Our primary sources of funds to meet our financing needs include loan sales and securitizations; deposits, which include custodial accounts from our agency servicing portfolio and brokered deposits and public funds; borrowings from the FHLB or other federally backed entities; borrowings from investment and commercial banks through repurchase agreements; and capital-raising activities. If we are unable to maintain any of these financing arrangements or arrange for new financing on terms acceptable to us, or if we default on any of the covenants imposed upon us by our borrowing facilities, then we may have to reduce the number of loans we are able to originate for sale in the secondary market or for our own investment or cause other negative effects to our operations. A sudden and significant reduction in loan originations that occurs as a result could adversely impact our earnings. There is no guarantee that we will able to renew or maintain our financing arrangements or deposits or that we will be able to adequately access capital markets when or if a need for additional capital arises.

We may be required to raise capital at terms that are materially adverse to our stockholders.

We suffered losses in excess of $275 million and $39 million during 2008 and 2007, respectively, and in excess of $442 million for the first nine months of 2009 and as a result, saw our stockholders’ equity and regulatory capital decline. During 2008 and early 2009, we raised capital at terms that significantly diluted our stockholders. As a result of the 2009 capital raise, we are considered to be “well capitalized” by the OTS. There can be no assurance that we will not suffer additional losses or that additional capital will not otherwise be required for regulatory or other reasons. In those circumstances, we may be required to obtain additional capital to maintain our regulatory capital ratios at the “well capitalized” level. Such capital raising could be at terms that are dilutive to existing stockholders and there can be no assurance that any capital raising we undertake would be successful given the current level of disruption in financial markets.

Our holding company is dependent on the Bank for funding of obligations and dividends.

As a holding company without significant assets other than the capital stock of the Bank, the Company’s ability to service its debt, including payment of interest on debentures issued as part of capital raising activities using trust preferred securities or pay dividends to stockholders, is dependent upon the receipt of dividends from the Bank on such capital stock. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank and to applicable regulatory limitations, including prior approval of the OTS. If the earnings of the Company’s subsidiaries are not sufficient to make dividend payments to the Company while maintaining adequate capital levels, the Company may not be able to make dividend payments to its common stockholders or service its debt. Regulatory and other legal restrictions may limit our ability to transfer funds freely, either to or from our subsidiaries. In particular, many of our subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations. Furthermore, as a savings and loan holding company, we may become subject to a prohibition or to limitations on our ability to pay dividends. The OTS has the authority, and under certain circumstances the duty, to prohibit or to limit the payment of dividends by the thrift organizations they supervise, including us.

Future dividend payments and common stock repurchases are restricted by the terms of the Treasury’s equity investment in us.

Under the terms of the TARP, for so long as any preferred stock issued under the TARP remains outstanding, we are prohibited from increasing dividends on our common stock, and from making certain repurchases of equity securities, including our common stock, without the Treasury’s consent until the third anniversary of the Treasury’s investment or until the Treasury has transferred all of the preferred stock it purchased under the TARP to third parties. Furthermore, as long as the preferred stock issued to the Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.

Our new executive team may not be able to successfully work together to meet our business objectives, which would adversely affect our business.

A significant number of our executive officers, including our President and Chief Executive Officer, our Chief of Staff and our Managing Director, Corporate Specialties, have been employed by us for a relatively short period of time. In addition, several of our non-employee directors have been appointed to the board of directors since the beginning of 2009. Since joining us, the new management team has devoted substantial efforts to significantly change our business strategy and related activities. While this new management team has previously worked together in banking activities, they have not worked together with our remaining management team and may not be able to successfully implement this strategy. The failure of the new management team to address our new business objectives and strategy could materially adversely affect our business and our future operating results.

We may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future.

We depend on the services of existing senior management to carry out our business and investment strategies. As we expand and as we continue to refine and reshape our business model, we will need to continue to attract and retain additional senior management and to recruit qualified individuals to succeed existing key personnel that leave our employ. In addition, as we continue to grow our business and plan to continue to expand our locations, products and services, we will need to continue to attract and retain qualified banking personnel. Competition for such personnel is especially keen in our geographic market areas and competition for the best people in most businesses in which we engage can be intense. In addition, as a TARP recipient, the ARRA limits the amount of incentive compensation that can be paid to certain executives. The effect could be to limit our ability to attract and retain senior management in the future. If we are unable to attract and retain talented people, our business could suffer. The loss of the services of any senior management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our consolidated results of operations, financial condition and prospects.

The network and computer systems on which we depend could fail or experience a security breach.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, operations will depend on the ability, as well as that of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on our business, financial condition and results of operations.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

Market acceptance of Internet banking depends substantially on widespread adoption of the Internet for general commercial and financial services transactions. If another provider of commercial services through the Internet were to suffer damage from physical break-in, security breach or other disruptive problems caused by the Internet or other users, the growth and public acceptance of the Internet for commercial transactions could suffer. This type of event could deter our potential customers or cause customers to leave us and thereby materially and adversely affect our business, financial condition and results of operations.

Our business is highly regulated.

The banking industry is extensively regulated at the federal and state levels. Insured depository institutions and their holding companies are subject to comprehensive regulation and supervision by financial regulatory authorities covering all aspects of their organization, management and operations. The OTS is the primary regulator of the Bank and its affiliated entities. In addition to its regulatory powers, the OTS also has significant enforcement authority that it can use to address unsafe and unsound banking practices, violations of laws, and capital and operational deficiencies. The FDIC also has significant regulatory authority over the Bank and may impose further regulation at its discretion for the protection of the DIF. Such regulation and supervision are intended primarily for the protection of the insurance fund and for our depositors and borrowers, and are not intended to protect the interests of investors in our common stock. Further, the Bank’s business is affected by consumer protection laws and regulation at the state and federal level, including a variety of consumer protection provisions, many of which provide for a private right of action and pose a risk of class action lawsuits. In the current environment, it is likely that there will be significant changes to the banking and financial institutions regulatory regime in light of the recent performance of and government intervention in the financial services industry, and it is not possible to predict the impact of such changes on our results of operations. Changes to statutes, regulations or regulatory policies, changes in the interpretation or implementation of statutes, regulations or policies, continuing to become subject to heightened regulatory practices, requirements or expectations, and/or the implementation of new government program and plans could affect us in substantial and unpredictable ways. Among other things, such changes, as well as the implementation of such changes, could subject us to additional costs, constrain our resources, limit the types of financial services and products that we may offer, increase the ability of nonbanks to offer competing financial services and products, and/or reduce our ability to effectively hedge against risk.

We are subject to growth and operating restrictions outside of the ordinary course of business, and these restrictions could impede our ability to operate our business.

The Company and the Bank are subject to regulatory restrictions outside of the ordinary course of business, including limitations on: asset growth; accepting, renewing or rolling over of any brokered deposits; making capital distributions; appointing, or changing the responsibilities of any director or senior executive officer; making indemnification and severance payments or entering into other forms of compensation agreements with any directors or officers; entering into third party contracts outside of the ordinary course of business; and entering into transactions with affiliates. The Company intends to request approval, waiver or modification of some or all of these restrictions, some of which could otherwise have an adverse affect on the Company’s operations and the operations of the Bank. There can be no assurance that any or all of our requests would be approved, and these restrictions could impede our ability to operate our business. The restriction on brokered deposits, if not waived, would affect our ability to increase our liquidity position, in some cases, in a timely manner, and the restriction on asset growth would prevent us from implementing our business plan.

Increases in deposit insurance premiums and special FDIC assessments will hurt our earnings.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the deposit insurance fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (seven cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounts to five basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. The FDIC assessment is also based on risk categories, with the assessment rate increasing as the risk the financial institution poses to the DIF increases. Any increases resulting from our movement within the risk categories could increase our deposit insurance costs and negatively impacted our earnings.

In addition, the FDIC may impose additional emergency special assessments of up to five basis points per quarter on each institution’s assets minus Tier 1 capital if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio due to institution failures. The latest date possible for imposing any such additional special assessment is December 31, 2009, with collection on March 30, 2010. Any additional emergency special assessment imposed by the FDIC will hurt our earnings.

Our business has volatile earnings because it operates based on a multi-year cycle.

The home lending segment of our business is a cyclical business that generally performs better in a low interest rate environment with a yield curve that is lower at the shorter time frames and higher at the longer time frames. In addition, other external factors, including tax laws, the strength of various segments of the economy and demographics of our lending markets, could influence the level of demand for mortgage loans. Gain on sale of loans is a large component of our revenue and could be adversely impacted by a significant decrease in the volume of our mortgage loan originations to the extent the effect of the volume decline is not offset by an increase in the profit margins on such loans sales.

Our loans are geographically concentrated in only a few states.

A significant portion of our mortgage loan portfolio is geographically concentrated in certain states, including California, Michigan, Florida, Washington, Colorado, Texas and Arizona, which collectively represent approximately 68.1% of our mortgage loans held for investment balance at September 30, 2009. In addition, 53.9% of our commercial real estate loans are in Michigan. Continued adverse economic conditions in these few markets could cause delinquencies and charge-offs of these loans to increase, likely resulting in a corresponding and disproportionately large decline in revenues and an increase in credit risk. Also, we could be adversely affected by business disruptions triggered by natural disasters or acts of war or terrorism.

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

In recent years, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements. There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control. In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems. We can not be certain that the policies, procedures and systems we have in place are flawless. Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

We are a controlled company that is exempt from certain NYSE corporate governance requirements.

Our common stock is currently listed on the NYSE. The NYSE generally requires a majority of directors to be independent and requires audit, compensation and nominating committees to be composed solely of independent directors. However, under the rules applicable to the NYSE, if another company owns more than 50% of the voting power of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of the board of directors and the compensation and nominating committees. We are a controlled company because MP Thrift beneficially owns more than 50% of our outstanding voting stock. A majority of the directors on the compensation and nominating committees are affiliated with MP Thrift. While a majority of our directors are currently independent, MP Thrift. has the right, if exercised, to designate a majority of the directors on the board of directors. Our stockholders do not have, and may never have, all the protections that these rules are intended to provide. If we become unable to continue to be deemed a controlled company, we would be required to meet these independence requirements and, if we are not able to do so, our common stock could be delisted from the NYSE.

Our controlling stockholder has significant influence over us, including control over decisions that require the approval of stockholders, whether or not such decisions are in the best interests of other stockholders.

MP Thrift beneficially owns a substantial majority of our outstanding common stock and as a result, they have control over our decisions to enter into any corporate transaction and also the ability to prevent any transaction that requires the approval of our board of directors or the stockholders regardless of whether or not other members of our board of directors or stockholders believe that any such transactions are in their own best interests.

Upon completion of the rights offering, MP Thrift will continue to own a substantial majority of our outstanding common stock and their percentage ownership may increase upon completion of the rights offering. So long as MP Thrift continues to hold a majority of our outstanding common stock, they will have the ability to control the vote in any election of directors and continue to exert significant influence over us.

Other Risk Factors.

The above description of risk factors is not exhaustive. Other risk factors are described elsewhere herein as well as in other reports and documents that we file with or furnish to the SEC. Other factors that could also cause results to differ from our expectations may not be described in any such report or document. Each of these factors could by itself, or together with one or more other factors, adversely affect our business, results of operations and/or financial condition.

Risks Related to Our Stock

If our common stock is delisted from the NYSE, the price and liquidity of the our common stock and our ability to access the capital markets may be adversely affected.

On September 15, 2009, we were notified by the NYSE that the we did not satisfy one of the NYSE’s standards for continued listing applicable to our common stock. The NYSE noted specifically that we were “below criteria” for the NYSE’s price criteria for common stock because the average closing price of our common stock was less than $1.00 per share over a consecutive 30-trading-day period. The NYSE’s price criteria standard requires that any listed security trade at a minimum average closing share price of $1.00 during any consecutive 30-trading-day period. Under the NYSE’s rules, in order to cure the deficiency for this continued listing standard, our common stock share price and the average share price over a consecutive 30-trading-day period both must exceed $1.00 within six months following receipt of the non-compliance notice.

We cannot assure you that we will continue to satisfy the continued listing requirements of the NYSE for our common stock. The delisting of our common stock may significantly affect the ability of investors to trade our shares and negatively affect the value and liquidity of our common stock. The delisting may have other negative results, including the potential loss of confidence by employees and the loss of institutional investor interest.

Our issuance of additional capital stock or debt securities, whether or not convertible, may reduce the market price for shares of our common stock and dilute the ownership interests of existing stockholders.

We cannot predict the effect, if any, that future sales of our capital stock or debt securities, or the availability of our securities for future sale, will have on the market price of shares of our common stock. Sales of substantial amounts of our common stock or preferred shares, or debt securities convertible into or exercisable or exchangeable for common stock in the public market, or the perception that such sales might occur, could negatively impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The issuance of any additional shares of our common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to holders of our common stock, including purchasers of common stock in this offering.

Risks Related to the Rights Offering

As a holder of common shares, you may suffer significant dilution of your percentage ownership of our common shares if you do not fully exercise your basic subscription privilege.

If you do not exercise your basic subscription rights in full and your shares not purchased are purchased by other stockholders in the rights offering, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering. In addition, if you exercise your basic subscription privilege in full but do not exercise your over-subscription opportunity in full and other stockholders fully exercise their basic subscription privilege and their over-subscription opportunity, the percentage of our common stock owned by all other stockholders will increase.

We may cancel the rights offering.

We may unilaterally withdraw or terminate this rights offering in our discretion prior to the acceptance of any subscriptions until the expiration of the rights offering. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments. The rights offering will be terminated and cancelled if MP Thrift does not exercise its subscription rights for at least $300 million.

To exercise your subscription rights, you need to act promptly and follow subscription instructions.

If you desire to purchase shares in this rights offering, you must act promptly to ensure that all required forms and basic subscription payments and over-subscription payments, if any, are actually received by the Subscription Agent at or prior to 5:00 p.m., New York City time, on January 25, 2010, the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor our Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership). Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on the expiration date. We are not obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.

The subscription price is not a reflection of our value.

The subscription price of $0.71 per share was determined by a special committee of our board of directors. The special committee set the $0.71 per share subscription price after considering a variety of factors discussed under “The Rights Offering — Determination of Subscription Price.” The price, however, does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. The subscription price is above the trading price of our common stock as of the date hereof and if the trading price remains at that level, it would be advantageous for stockholders to purchase additional shares of our common stock on the NYSE rather than pursuant to the rights offering. Our common shares may trade at prices below the subscription price after the completion of this offering, and we cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $0.71 per share subscription price.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. If our board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. The subscription price is above the trading price of our common stock as of the date hereof and if the trading price remains at that level, it would be advantageous for stockholders to purchase additional shares of our common stock on the NYSE rather than pursuant to the rights offering. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock remains below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. Following the exercise of your rights, you might not be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

Our common stock is traded on the NYSE under the symbol “FBC,” and the last reported sales price of our common stock on the NYSE on the record date was $0.59 per share.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering or the acceptance earlier of subscriptions relating to basic subscription privileges, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

The receipt of the subscription rights may be treated as a taxable dividend to you.

We intend to take the position that the distribution of the subscription rights in this rights offering is a non-taxable stock dividend under the Internal Revenue Code of 1986, as amended (the “Code”). See “Material U.S. Federal Income Tax Consequences” below. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. If the IRS or a court were to successfully assert that the distribution of the subscription rights is a taxable distribution of property, your receipt of subscription rights in this rights offering may be treated as a receipt of a distribution in an amount equal to the fair market value of the rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain. If you are not a U.S. stockholder (as defined in “Material U.S. Federal Income Tax Consequences”), you may be subject to tax in respect of any taxable stock dividend. See “Material U.S. Federal Income Tax Consequences” below.

USE OF PROCEEDS

Assuming that all subscription rights are exercised, we estimate that we would receive net proceeds in this rights offering of approximately $499.3 million, after deducting offering expenses. We will have broad discretion in determining how the net proceeds of this rights offering will be used. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution to the capital of, and to support, the Bank as needed.

DESCRIPTION OF COMMON STOCK

A summary of some of the important terms of our common stock is set forth on page 4 of the accompanying prospectus under the heading “Description of Securities We May Offer — Description of Common Stock.” At a special meeting held on December 4, 2009, our stockholders approved a proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 750,000,000 shares to 3,000,000,000 shares. You should review the applicable Michigan law as well as our Amended and Restated Articles of Incorporation and our bylaws, as amended, for a more complete description of our common stock. As of December 24, 2009, there were 468,770,671 shares of our common stock issued and outstanding. Our common stock is traded on the NYSE under the symbol “FBC.”

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning herein on page S-11 and the information referred to under “Risk Factors” in the accompanying prospectus.

The Subscription Rights

General

We are distributing to you, at no cost, 1.5023 subscription rights consisting of a basic subscription privilege and an over-subscription privilege for each share of our common stock that you owned as a holder of record as of 5:00 p.m., New York City time, on December 24, 2009. You will not receive fractional subscription rights in this rights offering, but instead we have rounded your total aggregate number of subscription rights up to the next largest whole number. Each subscription right entitles you to purchase one share of our common stock at a subscription price equal to $0.71 per whole share and, subject to the limitations described below, to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on January 25, 2010, unless we extend this rights offering. After the expiration of this rights offering, the subscription rights will expire and will no longer be exercisable.

Shares of our common stock are currently represented by certificates. You will receive certificates representing the shares that you purchase pursuant to the exercise of your subscription rights as soon as practicable after the expiration of this rights offering, whether you exercise your subscription rights immediately prior to the expiration time or earlier. However, if we accept the exercise of basic subscription rights before the expiration of the rights offering, you will receive your certificate as soon as practicable after such acceptance.

Over-Subscription Privilege

General.  In addition to your basic subscription privilege, you may subscribe for additional shares of our common stock up to the number of shares for which you subscribed under your basic subscription privilege, upon delivery of the required documents and payment of the subscription price of $0.71 per share, before the expiration of the rights offering. You may only exercise your over-subscription privilege if you exercised your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full. Certain of our affiliates have indicated that they will not exercise their over-subscription privilege.

Pro Rata Allocation.  If there are not enough shares of our common stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of our common stock pro rata among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have subscribed for under the over-subscription privilege.

Full Exercise of Basic Subscription Privilege.  You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment.  If you exercised your over-subscription privilege and are allocated less than all of the shares of our common stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

Subscription Price

The subscription price under the subscription rights is $0.71 per share. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition or any other established criteria for value. No change will be made to the subscription price by reason of changes in the trading price of our common stock or other factors prior to the expiration of this rights offering.

Determination of Subscription Price

A special committee of our board of directors made up of independent directors unanimously set the terms and conditions of this rights offering, including the subscription price, the number of shares to be offered, the offering period and prohibitions on transferability. The special committee determined that the subscription price should, among other things, be designed to provide a reasonable price to our current stockholders to exercise their subscription rights. The special committee considered many factors, including the amount of proceeds desired, the market price of our common stock historically and during the last thirty days, the volatility of the market price of our common stock, general conditions in the securities markets, our recent operating results, our financial condition, general conditions in the financial services industry, alternatives available to us for raising equity capital and the liquidity of our common stock. It was noted that MP Thrift, our controlling stockholder, owns shares representing approximately 80% of our total voting power. Messrs. David J. Matlin, Mark Patterson and Gregory Eng are members of our board of directors and are officers of MP Thrift, but they were not included on the special committee of our board of directors. In addition, the special committee engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to advise them with respect to whether the rights offering was a reasonable means, from a financial point of view, of raising capital to address the capital and liquidity needs of us and the Bank.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of the value of the Company or our common stock. We cannot assure you that you will be able to sell shares of our common stock purchased in this rights offering at a price equal to or greater than the subscription price. On December 24, 2009, the closing sale price of our common stock on the New York Stock Exchange was $0.59 per share.

The special committee agreed to pay KBW a fee of $250,000 plus reasonable out-of-pocket expenses up to an aggregate of $50,000 incurred with respect to its engagement. No portion of the fee was contingent upon approval or completion of the rights offering. We have further agreed to indemnify KBW and certain other parties affiliated or associated with KBW against certain claims, liabilities and expenses related to or arising in connection with the rendering by KBW of its services as described above.

Expiration Time

The subscription rights will expire at 5:00 p.m., New York City time, on January 25, 2010, unless we decide to extend this rights offering. If you do not validly exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of our common stock to you if the subscription agent receives your subscription rights certificate or your payment after that time, regardless of when you sent the subscription rights certificate and payment, unless you send them in compliance with the guaranteed delivery procedures described below.

Minimum Subscriptions

Unless MP Thrift exercises its subscription rights for at least $300 million, no subscriptions will be accepted and the rights offering will be terminated. Otherwise, we are not requiring minimum subscriptions to complete the rights offering.

Cancellation and Amendment of Rights Offering

We may cancel this rights offering in our sole discretion at any time prior to the acceptance of any subscriptions for any reason, including as a result of a change in the market price of our common stock, or if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value. If we cancel this rights offering, any funds you paid will be refunded, without interest or deduction. However, upon the acceptance of a subscription from MP Thrift for at least $300 million, our controlling stockholder, and the issuance of common stock pursuant thereto, the board of directors will not have the discretion to cancel this rights offering. The rights offering will, however, terminate and be cancelled if MP Thrift does not exercise its subscription rights for at least $300 million.

We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be a material amendment for these purposes.

Acceptance of Subscriptions

We may, in our discretion, accept from time to time subscriptions relating to basic subscription privileges when received rather than at the expiration of the rights offering period. If so accepted, funds relating thereto will not be held by the subscription agent but will be released to us. If we later cancel or terminate the rights offering, all subscriptions whether or not then accepted will be returned to subscribers without interest or deduction. Over-subscription privileges will be accepted, if then available, only at the expiration of the rights offering period.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights, and you may not sell, give away or otherwise transfer your subscription rights.

You may, however, transfer your subscription rights to any of your affiliates. As used in this rights offering for this purpose, an affiliate means any person (including a partnership, corporation or other legal entity, such as a trust or estate) which controls, is controlled by or is under common control with you. Your subscription rights also may be transferred by operation of law. For example, a transfer of subscription rights to your estate upon your death would be permitted. If your subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration time of this rights offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration time:

•	a properly completed and duly executed subscription rights certificate;

•	any required signature guarantees or other supplemental documentation; and

•	payment in full of $0.71 per share of our common stock subscribed for pursuant to your basic subscription rights and, if you so choose, pursuant to your over-subscription privilege.

You should deliver your subscription rights certificate and payment to the subscription agent at the address set forth in this section under the heading “Subscription Agent.” We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

You bear all risk for the method of delivery of subscription rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful.

Method of Payment

Payment for the shares of our common stock subscribed for must be made by personal check payable to “Registrar and Transfer Company acting as Subscription Agent for Flagstar Bancorp, Inc.”, or wire transfer of immediately available funds to account maintained by the subscription agent. Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt and clearance of a personal check or wire transfer. Please note that funds paid by personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an personal check, we urge you to make payment sufficiently in advance of the expiration time to ensure that the subscription agent receives cleared funds before that time.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the subscription agent before the expiration time, you may exercise your subscription rights by complying with the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription rights and the over-subscription privilege to the subscription agent before the expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed subscription rights certificate evidencing the subscription rights being exercised, with any required signatures medallion guaranteed, to the subscription agent, within three business days after the date on which this rights offering expired.

Your notice of guaranteed delivery must be substantially in the form provided to you with your subscription rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature medallion guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificate, the number of shares of our common stock you are subscribing for pursuant to your basic subscription privilege and pursuant to your over-subscription privilege; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date on which this rights offering expired.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the subscription rights certificate at the addresses set forth in this section under the heading “Subscription Agent.”

Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (908) 497-2311. To confirm facsimile deliveries, you may call (908) 497-2300.

The subscription agent will send you additional copies of the form of notice of guaranteed delivery if you need them. You may call the subscription agent at (800) 368-5948.

Signature Guarantees

Signatures on the subscription rights certificate do not need to be guaranteed if either the subscription rights certificate provides that the shares of our common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of FINRA, or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Rights of Subscribers

Your exercise of subscription rights in this rights offering will give you no additional rights as a stockholder until the shares of our common stock you have subscribed for in this rights offering are issued to you.

No Revocation of Exercised Subscription Rights

Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the subscription period, you later learn information about us that you consider to be unfavorable or the market price of our common stock is below the $0.71 per share purchase price. However, if we make an amendment to this rights offering that we believe to be material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.71 per share.

Issuance of Our Common Stock

Unless we earlier terminate this rights offering, the shares of our common stock purchased in this rights offering will be issued as soon as practicable following the expiration of this rights offering to those rights holders who have timely and properly completed, signed and delivered a subscription rights certificate together with payment of the subscription price for each share of our common stock subscribed for. If we accept subscriptions relating to basic subscription privileges prior to the termination or expiration of the offering, we will also issue shares of common stock as soon as practicable following such acceptance. We will accept over-subscription payments only following the expiration of the rights offering. If we receive a subscription from MP Thrift for at least $300 million, we may, in our discretion, issue the common stock immediately thereafter. Shares of our common stock are currently represented by certificates and the shares of our common stock purchased in this rights offering will be represented by certificates.

Your payment of the aggregate subscription price for shares of our common stock subscribed for will be retained by the subscription agent and will not be delivered to us unless and until your subscription is accepted and you are issued your shares of our common stock. You will not be paid any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of the Company with respect to the shares of our common stock subscribed for in this rights offering until the certificates representing such shares are issued to you. You will be deemed the owner of the shares of our common stock you purchased pursuant to your exercise of subscription rights upon the issuance of the certificates representing the shares. Unless otherwise instructed in the subscription rights certificate, the shares issued to you pursuant to your exercise of subscription rights will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of our common stock.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it, together with any other required documentation and payment in full for the shares subscribed for, to the subscription agent.

If you are a beneficial owner of our common stock held by a nominee holder, such as a broker, dealer or bank, we will ask your broker, dealer, bank or other nominee to notify you of this rights offering. If you wish to purchase shares of our common stock in this rights offering, you should promptly contact the nominee holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of our common stock being subscribed for on your subscription rights certificate with respect to your basic subscription privilege or your over-subscription privilege, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of our common stock that could be subscribed for with the payment that the subscription agent receives from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to purchase, then you will be deemed to have exercised your basic subscription rights or over-subscription rights, as the case may be, in full to the extent of the payment tendered to purchase that number of whole shares of our common stock equal to the quotient obtained by dividing the payment tendered by the subscription price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the expiration of this rights offering and after all prorations and adjustments contemplated by the terms of this rights offering have been effected.

Our Determinations will be Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription rights certificate or incur any liability for failure to give you that notice.

Shares of Our Common Stock Issued and Outstanding After this Rights Offering

As of December 24, 2009, we had issued and outstanding 468,770,671 shares of our common stock. Assuming we issue all of the shares of our common stock offered in this rights offering, approximately 1,173,004,851 shares of our common stock will be issued and outstanding after this rights offering. This would represent an increase of approximately 150% in the number of issued and outstanding shares of our common stock. If you do not fully exercise your subscription rights but others do, the percentage of our common stock that you hold will decrease. MP Thrift expects to exercise not less than 75% of its subscription rights. However, MP Thrift has advised us that it reserves the right, in its sole discretion, not to make such an investment. In exercising that discretion, MP Thrift has indicated that it will consider, at the time of its investment decision, factors it deems relevant, including the satisfactory resolution of any material regulatory constraints on management’s ability to implement and execute its current business plan.

No Fractional Shares

We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the subscription rights will be eliminated by rounding up to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights, and none of the Company, the subscription agent nor the information agent will pay those expenses.

Subscription Agent

We have appointed Registrar and Transfer Company as subscription agent for this rights offering.

You can contact the subscription agent by mail or overnight courier at 10 Commerce Drive, Cranford, NJ 07016, Attn: Reorg/Exchange Department.

You should deliver your subscription rights certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total approximately $20,000. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this rights offering.

No Recommendations

Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION RIGHTS CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this document or the form of notice of guaranteed delivery, you should contact:

Subscription Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
Attn: Reorg/Exchange Department
(800) 368-5948

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to you as a U.S. stockholder of the Company and to us as a result of the receipt, lapse or exercise of the subscription rights distributed to you in this rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, this discussion does not address certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. stockholder.

For purposes of this discussion, a U.S. stockholder is a holder of our common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust that either:

•	the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or

•	was in existence on August 20, 1996, was treated as a U.S. person on the previous day and elected to continue to be so treated.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed herein, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that the shares of our common stock you currently own and the subscription rights and shares of our common stock issued to you in this rights offering constitute capital assets within the meaning of Section 1221 of the Code.

Receipt and exercise of the subscription rights distributed in this rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, this rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Stockholders

Receipt of subscription rights.  You will not recognize any gain or other income upon your receipt of subscription rights in respect of your shares of our common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your shares of our common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the shares of our common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your shares of our common stock to the subscription rights, then upon exercise of the subscription rights, your basis in your shares of our common stock will be allocated between your shares of our common stock and your subscription rights in proportion to the fair market value of each on the date the subscription rights are issued. In addition, your holding period for a subscription right will include your holding period for the shares of our common stock with respect to which the subscription right is issued.

Expiration of subscription rights.  You will not recognize any loss upon the expiration of a subscription right, as no basis will be allocated to such subscription rights.

Exercise of subscription rights.  You generally will not recognize a gain or loss upon the exercise of a subscription right. The tax basis of any share of our common stock that you purchase in this rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of our common stock purchased in this rights offering will begin on the date that you exercise your subscription rights.

Taxation of the Company

We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights or the receipt of payment for shares of our common stock upon exercise of the subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

PLAN OF DISTRIBUTION

On or about the date hereof, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus supplement and the accompanying prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., New York City time, on December 24, 2009, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent, Registrar and Transfer Company. See the section above entitled “The Rights Offering — Exercise of Subscription Rights.” If you have any questions, you should contact the subscription agent, Registrar and Transfer Company at (800) 368-5948. The subscription rights will not be listed on the NYSE or any other stock exchange or trading market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be listed on the NYSE under the symbol “FBC.”

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the combined rights and supplemental offerings will be approximately $665,000.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Kutak Rock LLP, Washington, DC.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, have been audited by Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP), independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. You may also access our SEC filings free of charge on our website at www.flagstar.com.

We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-162823) covering the shares of common stock offered by this prospectus statement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain a copy of the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

You can inspect our reports, proxy statements and other information that we file at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference herein is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC (Commission File No. 1-16577) are incorporated by reference in this prospectus supplement and the accompanying prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 7, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 5, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 9, 2009;

•	Our definitive Proxy Statement dated and filed with the SEC on April 27, 2009, in connection with our Annual Meeting of Stockholders held on May 26, 2009;

•	Our definitive Proxy Statement dated and filed with the SEC on November 17, 2009, in connection with our Special Meeting of Stockholders held on December 4, 2009;

•	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008 (other than any document or portion thereof deemed to be “furnished” and not “filed” in accordance with the rules and regulations of the SEC);

•	The description of our capital stock contained in our Registration Statement on Form 8-A dated and filed with the SEC on June 28, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•	All other documents and reports we file after the date of this prospectus supplement and prior to completion of all offerings of the particular securities covered by this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with the exception of information that is deemed “furnished” rather than “filed,” which information shall not be deemed incorporated by reference herein).

As explained above in “Where You Can Find More Information,” these incorporated documents (as well as other documents filed by us under the Exchange Act) are available at the SEC and may be accessed in a number of ways, including online via the Internet.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompany prospectus are delivered, a copy of any of the documents referred to above by written or oral request to:

Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Attention: Paul D. Borja, CFO
Telephone: (248) 312-2000

We maintain a web site at www.flagstar.com. The information on our website is not considered a part of, or incorporated by reference in, this prospectus supplement, the accompanying prospectus, or any other document we file with or furnish to the SEC.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2009

Prospectus

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Units

Rights

By this prospectus, we may offer to sell, from time to time, our preferred stock, common stock, warrants, stock purchase contracts, units and rights in an amount that, in the aggregate, will not exceed $2,000,000,000. Any preferred stock offered hereby may be convertible into, or exercisable or exchangeable for, our common stock or preferred stock. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “FBC.”

This prospectus describes some of the general terms that may apply to these securities. This prospectus may not be used to sell any offered securities unless it is accompanied by a prospectus supplement that describes the specific terms of any securities to be offered and the offering. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

Investing in our securities involves a high degree of risk. Before buying our securities, you should refer to the risk factors included on page 2, in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission.

The securities being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December   , 2009.

ABOUT THIS PROSPECTUS

We filed the registration statement using a “shelf” registration process. Under this process, we may, from time to time, offer any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. The price to be paid for the offered securities described in this prospectus will be determined at the time of the sale. Each time that we offer our securities, we will provide a supplement to this prospectus detailing specific information about each proposed sale. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement you should rely on the information in that prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (“SEC”). This prospectus is only a part of that registration statement, and does contain all of the information that is included in the registration statement, several sections of which are not included at all in this prospectus. The statements contained in this prospectus and any applicable prospectus supplement, including statements as to the contents of any contract or other document, are not necessarily complete. You should refer to the registration statement and to an actual copy of the contract or document filed as an exhibit to the registration statement for more complete information. The registration statement may be obtained from the SEC through one of the methods described in “WHERE YOU CAN FIND ADDITIONAL INFORMATION.”

You should only rely on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of the date on the front cover of the document and that any information incorporated by reference is accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, unless the context requires otherwise or unless as otherwise expressly stated, references to “we,” “our,” “us,” “the Company,” and “Flagstar” refer collectively to Flagstar Bancorp, Inc. and its subsidiaries.

RISK FACTORS

Investing in the offered securities described in this prospectus involves risk. You should carefully consider the risks discussed herein, as well as the risks discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in any other documents incorporated by reference in this prospectus, including without limitation any updated risk factors included in our subsequently filed quarterly reports on Form 10-Q and subsequently filed annual reports on Form 10-K, and any amendments to any of these documents. In addition, you should carefully consider all of the other information included in or incorporated by reference into this prospectus and any applicable prospectus supplement, including our financial statements and related notes, in evaluating an investment in our securities. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The applicable prospectus supplement may contain a discussion of additional risks applicable to an investment in us and the particular type of security we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “projection,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding our assumptions, beliefs, expectations or intentions about the future, and are based on information available to us at this time. These statements are not statements of historical fact. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward-looking statements are estimates and projections reflecting our judgment and involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations or projections contained in the forward-looking statements are: (1) our business has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions generally; (2) general business, economic and political conditions may significantly affect our earnings; (3) we depend on our institutional counterparties to provide services that are critical to our business. If one or more of our institutional counterparties defaults on its obligations to us or becomes insolvent, it could have a material adverse effect on our earnings, liquidity, capital position and financial condition; (4) defaults by another larger financial institution could adversely affect financial markets generally; (5) if we cannot effectively manage the impact of the volatility of interest rates our earnings could be adversely affected; (6) the value of our mortgage servicing rights could decline with reduction in interest rates; (7) certain hedging strategies that we use to manage our investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates; (8) we use estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (9) changes in the fair value or ratings downgrades of our securities may reduce our stockholders’ equity, net earnings, or regulatory capital ratios; (10) current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further increases in delinquencies and non-performing assets in our loan portfolios. Additionally, the performance of our standby and commercial letters of credit may be adversely affected as well. Consequently, our allowance for loan losses and guarantee liability may not be adequate to cover actual losses, and we may be required to materially increase our reserves; (11) our secondary market reserve for losses could be insufficient; (12) our home lending profitability could be significantly reduced if we are not able to resell mortgages; (13) our commercial real estate and commercial business loan portfolios carry heightened credit risk; (14) our ability to borrow funds, maintain or increase deposits or raise capital could be limited, which could adversely affect our liquidity and earnings; (15) we may be required to raise capital at terms that are materially adverse to our stockholders; (16) our holding company is dependent on the Bank for funding of obligations and dividends; (17) future dividend payments and common stock repurchases are restricted by the terms of the Treasury’s equity investment in us; (18) we may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future; (19) the network and computer systems on which we depend could fail or experience a security breach; (20) our business is highly regulated; (21) our business has volatile earnings because it operates based on a multi-year cycle; (22) our loans are geographically concentrated in only a few states; (23) we are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations; (24) we are subject to increased costs resulting from government changes in loan servicing requirements; and (25) we are a controlled company that is exempt from certain NYSE corporate governance requirements.

We believe these forward-looking statements are reasonable; however, these statements are based on current expectations. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in or incorporated by reference into this prospectus and any applicable prospectus supplement might not be achieved or occur as planned. We urge you to review and consider the factors described above, and those described under the heading “RISK FACTORS,” as well as those included in our reports and filings with the SEC, for information about risks and uncertainties that may affect our future results. All forward-looking statements we make after the date of this prospectus or any applicable prospectus supplement are also qualified by this cautionary statement and identified risks.

THE COMPANY

We are a Michigan-based savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, Flagstar Bank, FSB (the “Bank”), a federally chartered stock savings bank. At September 30, 2009, our total assets were $14.8 billion, making us one of the largest publicly-held savings banks headquartered in the Midwest and one of the 15 largest savings banks in the United States. Our principal executive offices are located at 5151 Corporate Drive, Troy, Michigan 48098, and our telephone number is (248) 312-2000. We are a controlled company because MP Thrift Investments L.P. (“MP Thrift”), an entity formed by MP Thrift Global Partners III LLC, an affiliate of MatlinPatterson Global Advisors LLC, owns approximately 80% of our voting stock. Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FBC.” Our website is www.flagstar.com, but the website is not incorporated by reference into or otherwise a part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

The Bank is a member of the Federal Home Loan Bank of Indianapolis (“FHLB”) and is subject to regulation, examination and supervision by the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund (“DIF”).

Our business is comprised of two operating segments — banking and home lending. Our banking operation offers a line of consumer and commercial financial products and services to consumers and to small and middle market businesses through a network of banking centers (i.e., our bank branches) in Michigan, Indiana, and Georgia. Our home lending operation originates, acquires, sells and services mortgage loans on one-to-four family residences in the United States. Each operating segment supports and complements the operation of the other, with funding for the home lending operation primarily provided by deposits and borrowings obtained through the banking operation. At September 30, 2009, we operated 176 banking centers (of which 40 are located in retail stores such as Wal-Mart) located in Michigan, Indiana and Georgia. We also operated 42 home loan centers located in 18 states.

Our earnings include net interest income from our retail banking activities and non-interest income from sales of residential mortgage loans to the secondary market, the servicing of loans for others, the sale of servicing rights related to mortgage loans serviced and fee-based services provided to our customers. Approximately 99% of our total loan production during 2008 and the first three quarters of 2009 represented mortgage loans and home equity lines of credit that were collateralized by first or second mortgages on single-family residences.

DESCRIPTION OF SECURITIES WE MAY OFFER

The following is a brief description of the general terms and provisions of the securities that we may offer pursuant to this prospectus and a prospectus supplement. The terms of the securities offered will be described in a prospectus supplement. We also refer you to the more detailed provisions of, and the following description is qualified in its entirety by reference to, our amended and restated articles of incorporation, as amended, our bylaws, as amended, and the applicable agreements pursuant to which securities may be issued and the forms of those securities, which are incorporated by reference in this registration statement.

Description of Preferred Stock

Our authorized capital stock consists of 3,025,000,000 shares, including 25,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, there were 266,657 shares of our preferred stock outstanding. The following is a description of the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our amended and restated articles of incorporation, as amended, and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at the time of sale of that preferred stock. At that time, you should read our amended and restated articles of incorporation, as amended, and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.

Our board of directors is authorized to adopt board resolutions from time to time to provide for the issuance of shares of preferred stock in one or more series and to fix and state the powers, designations preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, determination of any of the following:

•	the designation for a series of preferred stock;

•	the number of shares included in the series of preferred stock;

•	the dividend rates, amounts and other rights relating to the dividends;

•	the voting rights;

•	the redemption provisions;

•	the relative ranking, preferences and rights upon liquidation, dissolution or winding up of us;

•	the terms of any sinking fund or retirement;

•	the terms of conversion or exchange;

•	the subscription or purchase price and form of consideration;

•	whether redeemed or converted shares shall have the status of authorized but unissued shares and whether such shares may be reissued as shares of the same or any other series of preferred stock; and

•	any other designations, preferences, limitations or rights that are now or hereafter permitted by applicable law and are not inconsistent with our amended and restated articles of incorporation, as amended.

Description of Common Stock

General

Our authorized capital stock consists of 3,025,000,000 shares, including 3,000,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. As of December 24, 2009, there were 468,770,671 shares of our common stock issued and outstanding.

Our common stock trades on the New York Stock Exchange under the trading symbol “FBC.” Our transfer agent is Registrar and Transfer Company, Cranford, New Jersey.

Each share of our common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share of our common stock with respect to voting, liquidation and dividend rights. Holders of our common stock have no conversion rights, and are not entitled to any preemptive or subscription rights. Holders of our common stock are not permitted to take any action by written consent. Our common stock is not subject to redemption or any further calls or assessments. Our common stock does not have cumulative voting rights in the election of directors. In addition to the board of directors, the shareholders may also adopt, repeal, alter, amend or rescind our bylaws.

Dividend Policies

Holders of our common stock are entitled to receive the dividends, if any, as may be declared by our board of directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. We have declared dividends on our common stock on a quarterly basis in the past. However, in February 2008, our board of directors suspended the payment of dividends on our common stock. In addition, we currently are contractually restricted in the payment of dividends on our common stock. The amount of and nature of any dividends declared on our common stock in the future will be determined by our board of directors in their sole discretion and will be subject to contractual restrictions.

Liquidation Rights

In the event we liquidate, dissolve or wind up, each holder of our common stock would be entitled to receive a pro rata portion of all assets, after we pay or provide for payment of all our debts and liabilities. In addition, the holders of our preferred stock have a priority over the holders of our common stock in the distribution of our assets when we liquidate or dissolve.

Nomination of Directors and Shareholder Proposals

In addition to our board of directors, shareholders may nominate candidates for election to our board of directors. However, a shareholder must follow the advance notice procedures described in our amended and restated articles of incorporation, as amended. Under our amended and restated articles of incorporation, as amended, shareholders must provide written notice of nominations for new directors or proposals for new business to our Secretary not fewer than 30 days nor more than 60 days prior to the date of a meeting. If we provide less than 40 days notice of a meeting, this prior notice of the nomination to the board of directors may be given to the Secretary up to 10 days following the day on which notice of the meeting is mailed to shareholders, even if that date is less than 30 days prior to the meeting. The information that must be included in the notice must comply with the requirements set forth in the amended and restated articles of incorporation, as amended. Shareholders may propose additional matters for action at meetings by following similar procedures.

Issuance of Additional Shares

In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes. The purposes may include, but are not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or pursuant to future employee benefit plans. Subject to the rules and regulations of the New York Stock Exchange, generally, no stockholder approval would be required for the issuance of these additional shares, although certain transactions or employee benefit plans may otherwise be required to be approved by our shareholders.

Restrictions on Acquisition of Common Stock and Anti-Takeover Provisions

Change in Bank Control Act and Savings Institution Holding Company and Provisions of Home Owners’ Loan Act

Federal laws and regulations contain a number of provisions which restrict the acquisition of insured institutions, such as our wholly owned subsidiary, Flagstar Bank, and us, a savings institution holding company.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a savings institution unless the OTS has been given 60 days prior written notice and the OTS does not issue a notice disapproving the proposed acquisition. In addition, certain provisions of the Home Owners Loan Act provide that no company may acquire control of a savings institution holding company without the prior approval of the OTS.

Pursuant to applicable regulations, control of a savings institution or its holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of a savings institution or its holding company or the ability to control the election of a majority of the directors of either entity. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or more than 25% of any class of stock, of a savings institution or its holding company, where one or more enumerated “control factors” are also present in the acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings association, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Michigan Anti-Takeover Statutes

Michigan has enacted several statutes which impose restrictions on our acquisition. Chapter 7A of the Michigan Business Corporation Act (“MBCA”) is applicable to us. Subject to certain exceptions, Chapter 7A provides that a corporation shall not engage in any business combination with any “interested stockholder” (as defined below) unless an advisory statement is given by the board of directors and the combination is approved by a vote of at least 90% of the votes of each class of stock entitled to vote and at least two-thirds of the votes of each class of stock entitled to vote other than the voting shares owned by the interested stockholder. However, these statutory requirements do not apply if, prior to the date that an interested stockholder first becomes an interested stockholder, the board of directors by resolution approves or exempts such business combinations generally or a particular combination from the requirements of the MBCA. Furthermore, the voting requirement does not apply to a business combination if: (a) specified fair price criteria are met, as described below; (b) the consideration to be given to the stockholders is in cash or in the form the interested stockholder paid for shares of the same class or series; and (c) between the time the interested stockholder becomes an interested stockholder and before the consummation of a business combination the following conditions are met: (1) any preferred stock dividends are declared and paid on their regular date; (2) the annual dividend rate of stock other than preferred stock is not reduced and is raised if necessary to reflect any transaction which reduces the number of outstanding shares; (3) the interested stockholder does not receive any financial assistance or tax advantage from the corporation other than proportionally as a stockholder; (4) the interested stockholder does not become the beneficial owner of any additional shares of the corporation; and (5) at least five years have elapsed. An “interested stockholder” is generally defined to mean any person that: (a) is the owner of 10% or more of the outstanding voting stock of such corporation, or (b) is an affiliate of a corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within two years immediately prior to the relevant date.

Chapter 7A’s fair price criteria include the following: (a) the aggregate amount of the cash and market value of the noncash consideration to be received by the holders of common stock is at least as much as the higher of (1) the highest price the interested stockholder paid for stock of the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, and (2) the market value of stock of the same class or series on the announcement date or on the determination date; and (b) the aggregate amount of the cash and market value of the noncash consideration to be received by holders of stock other than common stock is at least as much as the highest of (1) the highest price the interested stockholder paid for the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, (2) the highest preferential amount per share to which the holders of such stock are entitled in the event of any liquidation, dissolution, or winding up of the corporation, and (3) the market value of stock of the same class or series on the announcement date or on the determination date.

Under certain circumstances, Chapter 7A may make it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a five-year period, although the stockholders may elect that we not be governed by this section, upon the affirmative vote of 90% of the outstanding voting shares and two-thirds of the shares not owned by the interested stockholder. Our stockholders have taken no action to exclude us from restrictions imposed under Chapter 7A of the MBCA and our amended and restated articles of incorporation, as amended, include these provisions by reference. It is anticipated that the provisions of Chapter 7A may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

Certain Anti-Takeover Provisions in our Amended and Restated Articles of Incorporation

The following discussion is a general summary of certain provisions of our amended and restated articles of incorporation and bylaws, each as amended, which may be deemed to have an “anti-takeover” effect. The description of these provisions is necessarily general and reference should be made in each case to our amended and restated articles of incorporation and bylaws, each as amended, which are incorporated herein by reference.

In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of management more difficult. It is thus possible that incumbent officers and directors might be able to retain their positions (at least until their term of office expires) even though a majority of the stockholders desire a change.

Availability of Preferred Stock

Our amended and restated articles of incorporation, as amended, authorize the issuance of up to 25,000,000 shares of preferred stock, which may be issued with rights and preferences that could impede an acquisition. This preferred stock, some of which we have yet to issue, together with authorized but unissued shares of common stock, could also represent additional capital stock required to be purchased by an acquirer. See “— Description of Preferred Stock.”

Advance Notice Requirement for Nominations

Our amended and restated articles of incorporation, as amended, provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to our Secretary not fewer than 30 or more than 60 days in advance of the meeting. Management believes that it is in our and our stockholders’ best interests to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best general interest of stockholders.

Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Size of Board of Directors; Filling of Vacancies

Our amended and restated articles of incorporation, as amended, provide that the number of our directors (exclusive of directors, if any, to be elected by the holders of any to-be-issued shares of preferred stock) should not be fewer than seven or more than 15 as shall be provided from time to time in accordance with our bylaws, as amended.

Additionally, the power to determine the number of directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in our board of directors. The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of us through an increase in the number of our directors and election of his, her or its, nominees to fill the newly created vacancies.

Amendment of Bylaws

Our amended and restated articles of incorporation, as amended, provide that our bylaws may be amended by the affirmative vote of either a majority of our board of directors or the holders of at least a majority of the outstanding shares of our stock entitled to vote generally in the election of directors (the same shareholder voting requirement as specified in the MBCA). Our bylaws, as amended, contain numerous provisions concerning its governance, such as fixing the number of directors and determining the number of directors constituting a quorum.

By reducing the ability of a potential corporate raider to make changes in our bylaws and to reduce the authority of our board of directors or impede its ability to manage the company, this provision of our amended and restated articles of incorporation, as amended, could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquirer.

Benefit Plans

In addition to the provisions of our amended and restated articles of incorporation and bylaws, each as amended, described above, certain of our and the Bank’s benefit plans contain provisions that also may discourage hostile takeover attempts which our board of directors and the Bank might conclude are not in our, our Bank’s or our stockholders’ best interests.

Description of Warrants

We may issue warrants to purchase preferred stock or common stock. We may offer warrants separately or together with one or more additional warrants, preferred stock, or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. The forms of each of the warrants will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities;

•	preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Stock Purchase Contracts

The stock purchase contracts will represent contracts obligating holders to purchase from, or sell to, us, and obligating us to purchase from, or sell to, the holders, a specified or variable number of shares of our capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. We may issue the stock purchase contracts in such amounts and in as many distinct series as we wish. The forms of each of the stock purchase contracts will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in senior debt securities, subordinated debt securities, preferred stock, debt obligations of third parties, including U.S. Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders’ obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase contracts, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock or depositary shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

Description of Units

We may issue units comprising one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. The forms of each of the units will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

Description of Rights

We may distribute rights, which may or not be transferable, to the holders of our common stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock for every common share that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. No fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase common stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the Expiration Date (as defined below), the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the Expiration Date, we extend the rights offering. Although we may issue rights, in our sole discretion, we have no obligation to do so. The forms of the rights agreements, if any, will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

Exercise Price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions.

The subscription price may or may not reflect the actual or long-term fair value of the common stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

The applicable prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as stockholders with respect to the common stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such common stock has been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory Limitations

We will not be required to issue any person or group of persons our common stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any common stock of ours not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratios of consolidated earnings to fixed charges and preference dividends for the periods indicated:

	Nine-Months
	Ended
	September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(1)	(1)	(1)	1.46	1.59	2.28
Including interest on deposits	(1)	(1)	(1)	1.20	1.27	1.65

(1)	Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $423.4 million and $58.8 million for the years ended December 31, 2008 and 2007, respectively, and $374.7 million for the nine month period ended September 30, 2009.

We did not pay preferred stock dividends during the calendar years shown and no shares of our Treasury preferred stock, or any other class of preferred stock, were paid dividends during the calendar years shown; however, dividends were accrued on our Treasury preferred stock during the nine month period ended September 30, 2009 in the amount of $1.7 million. Payments of $7.2 million were made through August 15, 2009, which covered January 30, 2009 through August 14, 2009.

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges. “Fixed charges” consist of interest on short-term and long-term debt and where indicated, interest on deposits. For the nine months ended September 30, 2009, fixed charges also includes preferred stock dividends. We did not pay any preferred stock dividends prior to 2009. The ratios are based solely on historical financial information, and no pro forma adjustments have been made thereto.

PLAN OF DISTRIBUTION

The terms of any offering of the securities described in this prospectus will be set forth in the applicable prospectus supplement. We may, from time to time, use this prospectus and the applicable prospectus supplement to sell all or a portion of our securities offered by this prospectus. These sales and transfers of our common stock may be effected from time to time in one or more transactions through the NYSE, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. We may sell the securities offered in this prospectus:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	directly to our stockholders; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities being offered by this prospectus as a dividend or distribution. We may effect the distribution of the securities offered in this prospectus from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

We may sell securities through a rights offering, forward contracts or similar arrangements.

We may offer rights to our existing shareholders to purchase additional common shares of ours. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of common shares that may be purchased in connection with each right and the subscription price for the purchase of such common shares. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any of our common shares not subscribed for in the rights offering by existing shareholders, which will be described in the applicable prospectus supplement.

We may directly solicit offers to purchase the securities offered in this prospectus. Agents that we designate from time to time may also solicit offers to purchase the securities offered in this prospectus. The applicable prospectus supplement will set forth the name of any agent that we designate, that is involved in the offer or sale of the securities offered in this prospectus and who may be deemed to be an “underwriter” as that term is defined in the Securities Act, and any commissions payable by us to an agent named in the prospectus supplement will also be disclosed in that prospectus supplement.

If we utilize a dealer in selling the securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell those offered securities to the public at varying prices to be determined by that dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

If we utilize an underwriter or underwriters in the offer and sale of the securities described in this prospectus, we will name each underwriter that is to be utilized in the applicable prospectus supplement, which will be used by each underwriter to make resales of the securities offered in this prospectus. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Also, underwriters may receive warrants as additional underwriting compensation.

Underwriters may also sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement, as well as any warrants received by them as additional underwriting compensation. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Our common stock is traded on the NYSE under the symbol “FBC.” Our preferred stock is not listed on an exchange, and, if applicable, the applicable prospectus supplement will set forth whether or not we intend to list our preferred stock on an exchange.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. Our commission file number is 001-16577. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

Our filings are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We maintain a website at www.flagstar.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus some of the information we file with them. This means that we can disclose important business, risks, financial and other information in our SEC filings by referring you to the filed documents containing this information. All information incorporated by reference is part of this prospectus, unless that information is updated and superseded by the information contained in this prospectus or by any information filed subsequently that is incorporated by reference. Any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this prospectus. We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (SEC file number 001-16577) after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold (other than information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K or Rule 406T of Regulation S-T, which is not deemed filed under the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 7, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 5, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 9, 2009;

•	Our definitive Proxy Statement dated and filed with the SEC on April 27, 2009, in connection with our Annual Meeting of Stockholders held on May 26, 2009;

•	Our definitive Proxy Statement dated and filed with the SEC on November 17, 2009, in connection with our Special Meeting of Stockholders held on December 4, 2009;

•	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008 (other than any document or portion thereof deemed to be “furnished” and not “filed” in accordance with the rules and regulations of the SEC);

•	The description of our capital stock contained in our Registration Statement on Form 8-A dated and filed with the SEC on June 28, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•	All other documents and reports we file after the date of this prospectus supplement and prior to completion of all offerings of the particular securities covered by this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with the exception of information that is deemed “furnished” rather than “filed,” which information shall not be deemed incorporated by reference herein).

In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K or any Definitive Proxy Statement indicated above or from time to time be incorporated by reference into, or otherwise included in, this prospectus unless we expressly state otherwise in such documents.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to our securities registered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s public reference rooms or at the SEC’s website, www.sec.gov.

You may obtain a copy of these filings at no cost by writing to us at Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, Attention: Paul D. Borja, CFO, or by oral request to Mr. Borja at (248) 312-2000. In order to obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in our securities offered by this prospectus.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, have been audited by Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP), independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by the law firm of Kutak Rock LLP, Washington, DC.

The only sources of information given to you by us about your investment decision are this prospectus, any applicable prospectus supplement and any documents referred to in this prospectus or the applicable prospectus supplement. Other than any persons specified in such documents, we did not authorize anyone to give you any other information about your investment decision.

This prospectus is not an offer to sell securities and is not meant to induce the sale of securities if it would violate state law. If the persons who are trying to offer the securities for sale, or the persons who receive those offers for sale are prohibited from doing so under state law, this prospectus is not meant to induce sale of the securities described in this prospectus.

Flagstar Bancorp, Inc.

Up to 704,234,180 Shares
of Common Stock

Issuable Upon Exercise of
Subscription Rights

PROSPECTUS SUPPLEMENT

December [  ], 2009

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following are the expenses to be incurred by the registrant in connection with the issuance and registration of the securities being registered. All amounts set forth below, except the Securities and Exchange Commission registration fee and the FINRA filing fee, are estimated.

SEC registration fee	$102,282
FINRA filing fee	75,500
Accounting fees	10,000
Legal fees	150,000
Printing, engraving expenses	5,000
Advisor fees	300,000
Subscription agent fees	20,000
Other	$2,218

Total	$665,000

Item 15.	Indemnification of Directors and Officers.

Flagstar Bancorp, Inc.’s (the “Company”) Amended and Restated Articles of Incorporation, as amended, contain a provision, authorized by the Michigan Business Corporation Act (“MBCA”), and designed to eliminate in certain circumstances the personal liability of directors for monetary damages to Flagstar or its stockholders for breach of their fiduciary duty as directors. This provision, however, does not limit the liability of any director who breached his or her duty of loyalty to the Company or its stockholders, failed to act in good faith, obtained an improper personal benefit or paid a dividend or approved a stock repurchase or redemption or approved a loan that was prohibited under Michigan law. This provision will not limit or eliminate the rights of the Company or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s duty of care. In addition, this provision applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability unrelated to his fiduciary duty of care or from a violation of statutory law such as certain liabilities imposed on a director under the federal securities laws.

The Company’s Amended and Restated Articles of Incorporation, as amended, and Sixth Amended and Restated Bylaws also provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the MBCA. Under the provisions of the MBCA, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or our stockholders.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Company or of the Company’s subsidiaries and the Company’s officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the Company’s or its subsidiaries’ request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants as disclosed above, each registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

(a) The exhibits filed as a part of this registration statement are listed below:

Exhibit
Number		Description

+1	.1	Form of Underwriting Agreement for Preferred Stock.
+1	.2	Form of Underwriting Agreement for Common Stock.
+1	.3	Form of Underwriting Agreement for Warrants.
+1	.4	Form of Underwriting Agreement for Stock Purchase Contracts.
+1	.5	Form of Underwriting Agreement for Units.
+1	.6	Form of Standby Underwriting Agreement for Rights.
4.1		Certificate of Designation of Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A of the Company (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated as of May 20, 2008, and incorporated herein by reference).
4.2		Certificate of Designation of Convertible Participating Voting Preferred Stock, Series B of the Company (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated as of February 2, 2009, and incorporated herein by reference).
4.3		Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series C (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated January 30, 2009, and incorporated herein by reference).
+4	.4	Form of Certificate of Designations of Preferred Stock.
+4	.5	Form of Preferred Stock Certificate.
#4	.6	Specimen of Common Stock Certificate.
+4	.7	Form of Stock Purchase Agreement.
*4	.8	Form of Subscription Rights Certificate.
+4	.9	Form of Warrant Agreement for Preferred Stock.
+4	.10	Form of Warrant Agreement for Common Stock.
+4	.11	Form of Unit Purchase Agreement, together with Form of Unit Certificate.
+4	.12	Form of Stock Purchase Agreement.
#5	.1	Opinion of Kutak Rock LLP (Legality).
*12	.1	Statement of Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.
*23	.1	Consent of Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP).
#23	.2	Consent of Kutak Rock LLP (included in Exhibit 5.01).
#24	.1	Power of Attorney.
*99	.1	Form of Instructions for Use of Flagstar Bancorp, Inc. Subscription Rights Certificate.
*99	.2	Notice of Guaranteed Delivery for Subscription Rights Certificates.
*99	.3	Form of Letter to Stockholders.
*99	.4	Form of Letter to Dealers, Banks, Trust Companies and Other Nominees.
*99	.5	Form of Letter to Clients.
*99	.6	Form of Nominee Holder Certification.
*99	.7	Beneficial Owner Election Form.

#	Previously filed.

*	Filed herewith.

+	To be filed as an exhibit to a current or periodic report that the registrant files and incorporates by reference or by post-effective amendment.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of each undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of each undersigned registrant or used or referred to by each undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about each undersigned registrant or its securities provided by or on behalf of each undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by each undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus and related prospectus supplement, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Flagstar Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on December 30, 2009.

FLAGSTAR BANCORP, INC.
(Registrant)

By:	/s/ JOSEPH P. CAMPANELLI
Joseph P. Campanelli, President and
Chief Executive Officer (Authorized Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 is signed on behalf of Flagstar Bancorp, Inc. by the following persons in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

By:	/s/ JOSEPH P. CAMPANELLI Joseph P. Campanelli	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	December 30, 2009

By:	/s/ PAUL D. BORJA** Paul D. Borja	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2009

By:	/s/ DAVID J. MATLIN** David J. Matlin	Director	December 30, 2009

By:	/s/ MARK PATTERSON** Mark Patterson	Director	December 30, 2009

By:	/s/ GREGORY ENG** Gregory Eng	Director	December 30, 2009

By:	/s/ JAMES D. COLEMAN** James D. Coleman	Director	December 30, 2009

By:	/s/ LESLEY GOLDWASSER** Lesley Goldwasser	Director	December 30, 2009

By:	/s/ DAVID L. TREADWELL** David L. Treadwell	Director	December 30, 2009

By:	/s/ JAY J. HANSEN** Jay J. Hansen	Director	December 30, 2009

SIGNATURE		TITLE	DATE

By:	/s/ WALTER N. CARTER** Walter N. Carter	Director	December 30, 2009

**	By Joseph P. Campanelli pursuant to a power of attorney previously filed on November 3, 2009.

Exhibit Index

Exhibit
Number		Description

+1	.1	Form of Underwriting Agreement for Preferred Stock.
+1	.2	Form of Underwriting Agreement for Common Stock.
+1	.3	Form of Underwriting Agreement for Warrants.
+1	.4	Form of Underwriting Agreement for Stock Purchase Contracts.
+1	.5	Form of Underwriting Agreement for Units.
+1	.6	Form of Standby Underwriting Agreement for Rights.
4.1		Certificate of Designation of Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A of the Company (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated as of May 20, 2008, and incorporated herein by reference).
4.2		Certificate of Designation of Convertible Participating Voting Preferred Stock, Series B of the Company (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated as of February 2, 2009, and incorporated herein by reference)
4.3		Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series C (previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated January 30, 2009, and incorporated herein by reference).
+4	.4	Form of Certificate of Designations of Preferred Stock.
+4	.5	Form of Preferred Stock Certificate.
#4	.6	Specimen of Common Stock Certificate.
+4	.7	Form of Stock Purchase Agreement.
*4	.8	Form of Subscription Rights Certificate.
+4	.9	Form of Warrant Agreement for Preferred Stock.
+4	.10	Form of Warrant Agreement for Common Stock.
+4	.11	Form of Unit Purchase Agreement, together with Form of Unit Certificate.
+4	.12	Form of Stock Purchase Agreement.
#5	.1	Opinion of Kutak Rock LLP (Legality).
*12	.1	Statement of Computation of Ratios of Earnings to Fixed Charges and Preferred Dividends.
*23	.1	Consent of Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP).
#23	.2	Consent of Kutak Rock LLP (included in Exhibit 5.01).
#24	.1	Power of Attorney.
*99	.1	Form of Instructions for Use of Flagstar Bancorp, Inc. Subscription Rights Certificate.
*99	.2	Notice of Guaranteed Delivery for Subscription Rights Certificates.
*99	.3	Form of Letter to Stockholders.
*99	.4	Form of Letter to Dealers, Banks, Trust Companies and Other Nominees.
*99	.5	Form of Letter to Clients.
*99	.6	Form of Nominee Holder Certification.
*99	.7	Beneficial Owner Election Form.

#	Previously filed.

*	Filed herewith.

+	To be filed as an exhibit to a current or periodic report that the registrant files and incorporates by reference or by post-effective amendment.